UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required In Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

ARTHUR J. GALLAGHER & CO.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARTHUR J. GALLAGHER & CO.

The Gallagher Centre

Two Pierce Place

Itasca, Illinois 60143-3141

March 23, 2012

Dear Stockholder:

Our Annual Meeting will be held on Tuesday, May 8, 2012, at 9:00 a.m., Central Time, at The Gallagher Centre, Two Pierce Place, Second Floor, Itasca, Illinois.

The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business requiring stockholder action at the meeting. Following the meeting, I will present information on our business and our directors and officers will be available to answer your questions.

Whether or not you plan to attend, I encourage those of you who are record holders to vote your shares by completing a proxy card (which can be printed from the Internet or mailed to you upon request) or by using the toll-free telephone number or Internet voting capabilities described on the proxy card. I also encourage those of you who are beneficial owners to follow the instructions provided by your broker regarding how to vote. If you attend the meeting and are a record holder, or a beneficial owner holding a legal proxy from your broker, you may revoke your proxy and vote in person at the meeting.

Cordially,

J. PATRICK GALLAGHER, JR.

Chairman of the Board

ARTHUR J. GALLAGHER & CO.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 8, 2012

To the Stockholders of

ARTHUR J. GALLAGHER & CO.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Arthur J. Gallagher & Co. will be held on Tuesday, May 8, 2012, at 9:00 a.m., Central Time, at The Gallagher Centre, Two Pierce Place, Second Floor, Itasca, Illinois 60143-3141 for the following purposes:

1.	To elect each of the nine nominees named in the accompanying Proxy Statement as directors to hold office until our 2013 Annual Meeting.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

3.	To conduct an advisory vote on the compensation of our named executive officers.

4.	To transact such other business that properly comes before the meeting.

We are making this notice of annual meeting and proxy statement available on the Internet, and mailing copies of these materials to certain stockholders, on or about March 23, 2012. Stockholders of record at the close of business on March 12, 2012 are entitled to notice of and to vote at the Annual Meeting.

Date: March 23, 2012

By Order of the Board of Directors

WALTER D. BAY Secretary

Important Notice Regarding Availability of Proxy Materials

for the 2012 Annual Meeting of Stockholders to be held on May 8, 2012:

The Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2011 are available at www.materials.proxyvote.com/363576.

ARTHUR J. GALLAGHER & CO.

The Gallagher Centre

Two Pierce Place

Itasca, Illinois 60143-3141

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

Why did I receive these proxy materials?

We are soliciting proxies to be voted at the Annual Meeting of Stockholders to be held on Tuesday, May 8, 2012 at 9:00 a.m., Central Time, at The Gallagher Centre, Two Pierce Place, Second Floor, Itasca, Illinois, 60143-3141, and at any adjournment or postponement of the Annual Meeting. In connection with this solicitation of proxies, we have made these proxy materials available to you on the Internet or, upon your request, delivered printed versions of these materials to you by mail. The Notice of Internet Availability of Proxy Materials (Internet Availability Notice) was first mailed to stockholders of record as of March 12, 2012 (the record date), and these proxy materials were first made available to stockholders on the Internet, on or about March 23, 2012.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in this proxy statement, including the election of directors, ratification of our independent registered public accounting firm, and an advisory “say-on-pay” vote. In addition, there will be a presentation by our Chairman and CEO and an opportunity for you to ask questions of the Board of Directors and our senior management team.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	FOR each of the director nominees (Item 1 on the proxy card);

•	FOR ratification of the appointment of Ernst & Young LLP as our independent auditor for 2012 (Item 2 on the proxy card); and

•	FOR the say-on-pay advisory vote (Item 3 on the proxy card).

How many votes are needed to approve the matters presented at the Annual Meeting?

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Directors.    To be elected, director nominees must receive the affirmative vote of a majority of the votes cast at the meeting (meaning the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Broker non-votes and abstentions have no effect on the election of directors. Broker non-votes generally occur when shares held by a broker for a beneficial owner are not voted with respect to non-discretionary items because the broker has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares.

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Ratification of Auditors.    Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of the majority of the shares of common stock represented in person or by proxy. For this matter, abstentions are treated as shares present and entitled to vote, and have the same effect as a negative vote. Brokers who do not receive voting instructions from beneficial owners may vote in favor of ratification of our auditors on a discretionary basis.

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Advisory Vote.    The advisory say-on-pay vote will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions will not be counted as either votes cast for or against the proposal. Therefore, broker non-votes have no effect on these advisory votes.

Will any matters other than those identified in this proxy statement be decided at the Annual Meeting?

As of the date of this proxy statement, we are not aware of any matters to be raised at the Annual Meeting other than those described in this proxy statement. If any other matters are properly presented at the Annual Meeting for consideration, the people named as proxy holders on the proxy card will vote on those matters in their discretion. If, for any unforeseen reason, any of our nominees are not available as a candidate for director, the proxy holders will vote your proxy for any other candidate the Board may nominate.

Who can vote, and how do I vote?

Only holders of our common stock at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting. We have no other outstanding securities entitled to vote, and there are no cumulative voting rights for the election of directors. At the close of business on the record date, we had 117,371,268 shares of common stock outstanding and entitled to vote. Each holder of our common stock on that date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. “Record holders” may vote (1) by completing a proxy card, (2) on the Internet, (3) using a toll-free telephone number, or (4) in person at the meeting. Please see the proxy card for specific instructions on how to vote using these methods. The telephone and Internet voting facilities for record holders will close at 11:59 p.m. Eastern Standard Time on May 7, 2012. “Beneficial owners” will receive instructions from their broker or other intermediary describing the procedures and options for voting. Please see the next question and its corresponding answer if you are unsure whether you are a record holder or beneficial owner.

What is the difference between a “record holder” and a “beneficial owner”?

If your shares are registered directly in your name, you are considered the “record holder” of those shares. If, on the other hand, your shares are held in a brokerage account or by a bank or other intermediary, you are considered the “beneficial owner” of shares held in street name, and an Internet Availability Notice was forwarded to you automatically from your broker or other intermediary. As a beneficial owner, you have the right to direct your broker or other intermediary how to vote and you are also invited to attend the Annual Meeting. Because a beneficial owner is not the record holder, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker or other intermediary that holds your shares, giving you the right to vote the shares at the meeting. Your broker or other intermediary has provided you with instructions regarding how to direct the voting of your shares. If you do not instruct your broker how to vote, your broker will not be allowed to vote your shares at the Annual Meeting for any matter other than ratification of the appointment of our independent auditor.

What should I do if I receive more than one Internet Availability Notice or proxy card?

If you own some shares of common stock directly as a record holder and other shares indirectly as a beneficial owner, or if you own shares of common stock through more than one broker or other intermediary, you may receive multiple Internet Availability Notices or, if you request proxy materials to be delivered to you by mail, multiple proxy cards. It is necessary for you to vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the Internet Availability Notices you receive in order to vote all of the shares you own. If you request proxy materials to be delivered to you by mail, each proxy card you receive will come with its own prepaid return envelope. If you vote by mail please make sure you return each proxy card in the return envelope that accompanied the proxy card.

May I change my vote after I return my proxy?

Yes. Even after you have submitted your proxy/vote, you may revoke or change your vote at any time before the proxy is exercised by delivering to our Secretary, at The Gallagher Centre, Two Pierce Place, Itasca, Illinois, 60143-3141, a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

What constitutes a quorum at the Annual Meeting?

The presence, in person or by proxy, of a majority of the shares of our common stock issued and outstanding and entitled to vote on the record date is necessary to constitute a quorum at the Annual Meeting. Any shares represented by proxies that are marked to abstain from voting on a proposal will be counted as present for the purpose of determining if a quorum is present. If by the date of the Annual Meeting we have not received proxies representing sufficient shares for a quorum or to approve one or more of the proposals, the Chairman, or the people named as proxy holders on the proxy card, may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. The people named as proxy holders would typically exercise their authority to vote in favor of adjournment.

Who will pay the costs of soliciting these proxies?

We will pay the costs of soliciting proxies to be voted at the Annual Meeting. After the Internet Availability Notices are initially distributed, we and/or our agents may also solicit proxies by mail, electronic mail, telephone or in person. We will also reimburse brokers and other intermediaries for their expenses in sending Internet Availability Notices to beneficial owners.

What is “householding”?

We have adopted a procedure approved by the Securities and Exchange Commission (SEC) called “householding.” Under this procedure, multiple stockholders who share the same last name and address will receive only one Internet Availability Notice, or one set of proxy materials if they elect to receive hard copies, unless contrary instructions are received from one or more of the stockholders. Each stockholder will continue to receive a separate proxy card. We have undertaken householding to reduce printing costs and postage fees. Householding does not in any way affect dividend check mailings. Record holders who wish either to begin or discontinue householding may contact Broadridge by calling 1-800-542-1061, or by writing to Broadridge, Householding Department, 512 Mercedes Way, Edgewood, NY 11717. Broadridge will undertake the necessary steps to continue or discontinue householding upon such request of a record holder. Beneficial owners who wish either to begin or discontinue householding should contact their broker or other intermediary.

What is the deadline for submitting a proposal to be included in the 2013 proxy statement?

The deadline for submitting a proposal to be included in our proxy statement and proxy card for the 2013 Annual Meeting is November 23, 2012. Such proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended regarding stockholder proposals to be included in company-sponsored proxy materials.

How do I submit a proposal regarding a director nomination or other item of business to be presented directly at the 2013 Annual Meeting?

Under our bylaws, notice of any matter that is not submitted to be included in our proxy statement and proxy card for the 2013 Annual Meeting, but that a stockholder instead wishes to present directly at the Annual Meeting, including director nominations and other items of business, must be delivered to our Secretary, at Arthur J. Gallagher & Co., The Gallagher Centre, Two Pierce Place, Itasca, Illinois 60143-3141, not later than the close of business on February 7, 2013 and not earlier than the close of business on January 8, 2013. We will not entertain any nominations or other items of business at the Annual Meeting that do not meet the requirements in our bylaws. If we do not receive notice of a matter by February 7, 2013, SEC rules permit the people named as proxy holders on the proxy card to vote proxies in their discretion when and if the matter is raised at the Annual Meeting. Any stockholder proposal relating to a director nomination should set forth all information relating to such person required to be disclosed in solicitations of proxies for contested director elections under Regulation 14A of the Exchange Act, including, among other things, the particular experience, qualifications, attributes or skills of the nominee that, in light of our business and structure, led to the stockholder’s conclusion that the nominee should serve on the Board. The proposal should also include the director nominee’s written consent to being named in our proxy statement as a nominee and to serving as a director if elected. Stockholders are also advised to review our bylaws, which contain additional requirements regarding the information to be included in, and advance notice of, stockholder proposals and director nominations.

How do I submit a proposed director nominee to the Board for consideration?

Any stockholder who wishes to propose director nominees for consideration by the Board’s Nominating/Governance Committee, but does not wish to present such proposal at an Annual Meeting, may do so at any time by directing a description of each nominee’s name and qualifications for Board membership to the Chair of the Nominating/Governance Committee, c/o our Secretary at Arthur J. Gallagher & Co., The Gallagher Centre, Two Pierce Place, Itasca, Illinois 60143-3141. The recommendation should contain all of the information regarding the nominee described in the question and answer above and in our bylaws relating to director nominations brought before the Annual Meeting. The Nominating/Governance Committee evaluates nominee proposals submitted by stockholders in the same manner in which it evaluates other nominees.

Where can I find the voting results of the Annual Meeting?

An automated system administered by Broadridge Investor Communication Solutions, Inc. (Broadridge) will tabulate the votes. Voting results will be reported in a Current Report on Form 8-K that we will file with the SEC within four business days following the Annual Meeting.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Directors

Set forth below is a description of the background of each member of our Board of Directors, including public and investment company directorships held during the past five years and the experience, qualifications, attributes or skills that led the Board to conclude that each such individual should be elected to serve as one of our directors at the Annual Meeting.

WILLIAM L. BAX, 68, has been a member of the Board since 2006 and currently serves as Chair of the Audit Committee. Mr. Bax was Managing Partner of the Chicago office of PricewaterhouseCoopers (PwC), an international accounting, auditing and consulting firm, from 1997 to 2003, and a partner in the firm for a total of 26 years. He currently serves as a director and audit committee chair for several affiliated mutual fund companies (Northern Funds and Northern Institutional Funds since 2005, and Northern Multi-Manager Funds since 2006). Mr. Bax previously served as a director of Sears Roebuck & Co., a publicly traded retail company, from 2003 to 2005, and Andrew Corporation, a publicly traded communications products company, from 2006 to 2007. During his 26 years as a partner and 6 years as head of PwC’s Chicago office, Mr. Bax gained extensive experience advising public companies regarding accounting and strategic issues. This experience, along with his tenure on the boards of public companies such as Sears and Andrew, strengthen the Board’s decision making. Mr. Bax’s long history advising public companies on accounting and disclosure issues enhances the Board’s ability to oversee our assessment and management of material risks. Additionally, Mr. Bax’s experience as a director of various mutual funds provides us with valuable insight into the perspectives and concerns of our institutional stockholders.

FRANK E. ENGLISH, JR., 66, has been a member of the Board since 2009 and currently serves on the Audit Committee. Mr. English also serves on the board of directors and audit committee of Tower International, Inc., a publicly traded global automotive components manufacturer for which he has been a board member or board advisor since August 2010. Since April 2011, Mr. English has been a Senior Advisor to W.W. Grainger, a publicly traded broad-based distributor of industrial maintenance, repair and operations supplies. From 1976 to 2009, Mr. English served in various senior roles at Morgan Stanley, most recently as Managing Director and Vice Chairman of Investment Banking. Following his retirement in 2009, Mr. English served as a Senior Advisor at Morgan Stanley & Co. until April 2011. The Board greatly benefits from Mr. English’s 33 years of investment banking expertise, particularly in the areas of capital planning, strategy development, financing and liquidity management.

J. PATRICK GALLAGHER, JR., 60, has been a member of the Board since 1986 and has served as Chairman of the Board since 2006. Mr. Gallagher has spent his entire career with Arthur J. Gallagher & Co. in a variety of management positions, starting as a Production Account Executive in 1974, then serving as Vice President–Operations from 1985 to 1990, as President and Chief Operating Officer from 1990 to 1995, and as President and CEO since 1995. In August 2011, Mr. Gallagher joined the board of directors of InnerWorkings, Inc., a publicly traded global provider of managed print, packaging and promotional solutions, and was appointed to the compensation and nominating/governance committees. He also serves on the Board of Trustees of the American Institute for Chartered Property Casualty Underwriters and on the Board of Founding Directors of the International Insurance Foundation. Mr. Gallagher’s 39 years of experience with our company and his 27 years of service on the Board provide him with a deep knowledge of our company and the insurance and insurance brokerage industries, as well as a depth of leadership experience. This depth of knowledge and experience greatly enhances the Board’s decision making and enables Mr. Gallagher to serve as a highly effective Chairman of the Board.

ILENE S. GORDON, 58, has been a member of the Board since 1999 and currently serves as Chair of the Compensation Committee. In May 2009, Ms. Gordon was elected Chairman of the Board, President and Chief Executive Officer of Corn Products International, Inc., a publicly traded global corn refining company. From December 2006 to 2009, she served as President and Chief Executive Officer of Alcan Packaging, a multinational company engaged in the production of flexible and specialty packaging. From 1999 to 2006, Ms. Gordon served in a variety of senior executive roles at Alcan Packaging and its affiliate and predecessor companies. Prior to 1999, Ms. Gordon was employed for 17 years with Tenneco Inc., a conglomerate, in a variety of management positions. When Ms. Gordon left Tenneco, she was the Vice President and General Manager heading up its folding carton business. From 2000 to 2009, Ms. Gordon served as a director and member of the human resources committee (compensation committee equivalent) of United Stationers, Inc., a publicly traded wholesale distributor of business products. The Board benefits from Ms. Gordon’s business acumen gleaned from her nearly three decades of business leadership, including senior executive roles at Corn Products International, Alcan Packaging and Tenneco. In particular, Ms. Gordon’s experience leading global, multi-national businesses is valuable to the Board as we continue to expand our international operations. The Board benefits from Ms. Gordon’s long association with corporate governance best practices at Alcan, United Stationers and Corn Products International, as well as her deep knowledge of our company after 13 years of Board service.

ELBERT O. HAND, 72, has been a member of the Board since 2002 and currently serves on the Compensation and Nominating/Governance Committees. Mr. Hand was Chairman of the Board of Hartmarx Corporation, an apparel marketing and manufacturing company, from 1992 to 2004, and served as a member of Hartmarx’s board from 1984 to 2010. He served as Chief Executive Officer of Hartmarx from 1992 to 2002 and as President and Chief Operating Officer from 1987 to 1992. From 1982 to

1989, Mr. Hand also served as President and Chief Executive Officer of Hartmarx’s Men’s Apparel Group. Mr. Hand was a director of Austin Reed Group PLC, a U.K.-based apparel company, from 1995 to 2002, and served as an advisor to the board for a number of years after 2002. From January 2010 to February 2011, Mr. Hand served as a member of the board and non-executive Chairman of Environmental Solutions Worldwide, Inc., a publicly traded manufacturer and marketer of environmental control technologies. He has also served as a member of Northwestern University’s Kellogg Advisory Board. The Board benefits from Mr. Hand’s business acumen gleaned from nearly three decades of leadership roles in the apparel marketing and manufacturing industry, including significant experience in sales and marketing. Mr. Hand’s long association with U.K. apparel company Austin Reed is valuable to the Board as we continue to expand our U.K. and other international operations.

DAVID S. JOHNSON, 55, has been a member of the Board since 2003 and currently serves as Chair of the Nominating/Governance Committee and as a member of the Compensation Committee. In 2009, Mr. Johnson was appointed President and Chief Executive Officer of the Americas for Barry Callebaut AG, the world’s largest manufacturer of cocoa and chocolate products. He is also a member of Barry Callebaut AG’s global executive committee. From 2008 to 2009, Mr. Johnson served as President and Chief Executive Officer, and as a member of the board, of Michael Foods, Inc., a food processor and distributor, and as Michael Foods’ President and Chief Operating Officer from 2007 to 2008. From 1986 to 2006, Mr. Johnson served in a variety of senior management roles at Kraft Foods Global, Inc., a global food and beverage company, most recently as President of Kraft Foods North America, and as a member of Kraft Foods’ Management Committee. Prior to that, he held senior positions in marketing, strategy, operations, procurement and general management at Kraft Foods. The Board benefits from Mr. Johnson’s business acumen gleaned from nearly three decades of leadership roles in the food and beverage industry. In particular, Mr. Johnson’s experience as an executive at global, multi-national businesses such as Barry Callebaut and Kraft is valuable to the Board as we continue to expand our international operations. Mr. Johnson’s association with corporate governance and executive compensation best practices as a member of Kraft’s Management Committee, as a board member of Michael Foods and as a member of Barry Callebaut AG’s global executive committee, also enables him to make valuable contributions to the Board.

KAY W. MCCURDY, 61, has been a member of the Board since 2005 and currently serves on the Compensation and Nominating/Governance Committees. Ms. McCurdy is an International Partner at the law firm of Locke Lord Bissell & Liddell LLP, where she has practiced corporate and finance law since 1975. She was elected Partner in 1983 and served on the firm’s Executive Committee from 2004 to 2006. During her 37 years as a corporate and finance attorney, Ms. McCurdy has represented numerous companies on a wide range of matters including financing transactions, mergers and acquisitions, securities offerings, executive compensation and corporate governance. Ms. McCurdy served as a director of Trek Bicycle Corporation, a leading bicycle manufacturer, from 1998 to 2007. In recognition of her ongoing commitment to director education and boardroom excellence, the National Association of Corporate Directors (NACD) named Ms. McCurdy a 2011 NACD Governance Fellow. Ms. McCurdy’s 37 years of experience advising companies regarding legal, public disclosure, corporate governance and executive compensation issues provide her with a depth and breadth of experience that enhances our ability to navigate legal and strategic issues. Her experience with mergers and acquisitions and representing borrowers is particularly valuable as we continue to execute our growth strategy and manage related financing and liquidity issues. Ms. McCurdy’s experience with corporate governance and executive compensation best practices as an expert advising a wide variety of companies across different industries enables her to make valuable contributions to the Board with respect to these and related matters.

NORMAN L. ROSENTHAL, Ph.D., 60, has been a member of the Board since 2008 and currently serves on the Audit Committee. Since 1996, he has been President of Norman L. Rosenthal & Associates, Inc., a management consulting firm that specializes in the property and casualty insurance industry. Prior to 1996, Dr. Rosenthal spent 15 years following the property and casualty insurance industry at Morgan Stanley & Co., a global financial services firm, departing as Managing Director. Dr. Rosenthal served on the boards of Aspen Insurance Holdings, Ltd., a publicly traded global property and casualty insurance and reinsurance company, from 2002 to 2009, Mutual Risk Management Ltd., a publicly traded off-shore provider of alternative commercial insurance and financial services, from 1997 to 2002, Vesta Insurance Group, Inc., a publicly traded group of insurance companies, from 1996 to 1999, and Alliant Insurance Group Inc., a private insurance brokerage and financial services company, from 2005 to 2007. He currently serves on the private company board of The Plymouth Rock Company, a group of auto and homeowners’ insurance companies. Dr. Rosenthal holds a Ph.D. in Business and Applied Economics, with an insurance focus, from the Wharton School of the University of Pennsylvania. Dr. Rosenthal’s vast experience in the insurance and finance industries is a valuable resource to us and greatly enriches the Board’s decision making. In addition, Dr. Rosenthal’s academic expertise in applied economics, combined with his decades of experience as a management consultant and director in the insurance sector, greatly enhances the Board’s ability to oversee our assessment and management of material risks.

JAMES R. WIMMER, 83, has been a member of the Board since 1985 and currently serves on the Audit and Nominating/Governance Committees. Mr. Wimmer is a retired attorney from the law firm of Lord, Bissell & Brook, where he was Partner from 1959 to 1992 and Of Counsel from 1992 to 1999. Mr. Wimmer represented public and private companies, including Arthur J. Gallagher & Co., on a wide range of corporate, securities and insurance-related matters. He served as Chairman of Lord, Bissell & Brook for one year and as a member of its executive committee for 12 years. Mr. Wimmer joined the Board the year after our initial public offering and over the years has been a key advisor on many complex legal and strategic issues. His 27 years of service on the Board and even longer association as our former attorney give Mr. Wimmer a deep understanding of our business, which greatly enriches the Board’s decision making.

Legal Proceedings Involving Directors and Executive Officers

As of the date of this proxy statement, there is no material proceeding to which any of our directors or executive officers, or any associate of any such director or executive officer, is a party or has a material interest adverse to us or any of our subsidiaries. To our knowledge, none of the events described in Item 401(f) of Regulation S-K, as promulgated by the SEC, have occurred during the past ten years.

Corporate Governance

We are committed to sound and effective corporate governance. To that end, the Board of Directors has adopted Governance Guidelines that set forth principles to assist the Board in determining director independence and other important corporate governance matters. Over the years we have taken steps to strengthen our corporate governance in various areas, including the following: all Board members other than our Chairman are independent; our directors are elected annually to a one-year term; we eliminated supermajority voting requirements in our certificate of incorporation; and we allowed our poison pill to expire. The Board has also adopted a Code of Business Conduct and Ethics (Code) that applies to all directors, executive officers and employees. The Code, along with our Governance Guidelines and the charters of the Audit, Compensation and Nominating/Governance Committees, are available at www.ajg.com/ir, under the heading “Corporate Governance.” We will provide a copy of such Code or Governance Guidelines to any person, without charge, who requests a copy from us by writing to our Secretary at The Gallagher Centre, Two Pierce Place, Itasca, Illinois 60143-3141. We intend to satisfy the disclosure requirements of Item 5.05 of Form 8-K regarding any amendment to, or waiver from, the Code by posting such information on our website.

Board Committees

The Board currently has Audit, Compensation and Nominating/Governance Committees, all of the members of which are independent. The following table sets forth the members of, and the number of meetings held by, each committee during 2011:

Director	Audit	Compensation	Nominating/ Governance
William L. Bax	Chair
Frank E. English, Jr.	X
J. Patrick Gallagher, Jr.
Ilene S. Gordon		Chair
Elbert O. Hand		X	X
David S. Johnson		X	Chair
Kay W. McCurdy		X	X
Norman L. Rosenthal	X
James R. Wimmer	X		X
Meetings Held in 2011	4	5	3

Audit Committee.    The Audit Committee is responsible for, among other things, general oversight of the integrity of our financial statements, risk assessment and risk management, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee manages our relationship with our independent registered public accounting firm and is responsible for the appointment, retention, termination and compensation of the independent auditor. Each member of the Audit Committee meets the additional heightened independence and other requirements of the NYSE. The Board has determined that Mr. Bax qualifies as an “audit committee financial expert” under SEC rules.

Compensation Committee.    The Compensation Committee is responsible for, among other things, reviewing compensation arrangements for our executive officers, including our CEO, for administering our equity compensation and other benefit plans, and for reviewing our overall compensation structure to avoid incentives that promote excessive risk-taking by executive officers and other employees. The Compensation Committee is permitted to delegate its authority under its charter to subcommittees when it deems appropriate. The Compensation Committee may, and in 2011 did, engage a compensation consultant to assist it in carrying out its duties and responsibilities, and has the sole authority to retain and terminate any compensation consultant, including sole authority to approve any consultant’s fees and other retention terms. For more information regarding the roles of our CEO and compensation consultant in setting compensation, please see pages 13-14.

Nominating/Governance Committee.    The Nominating/Governance Committee is responsible for, among other things, identifying qualified Board and Board committee candidates, recommending changes to the Board’s size and composition, determining director compensation, recommending director independence standards and governance guidelines, and reviewing and approving related party transactions.

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Director Qualifications.    When identifying director candidates, in addition to applicable SEC and NYSE requirements, the Nominating/Governance Committee considers other factors as it deems appropriate, including the candidate’s judgment, skill, integrity, diversity, and business or other experience. Directors should have experience in positions with a high degree of responsibility, be leaders in the organizations with which they are affiliated, be selected based on contributions they can make to the Board and management and be free from relationships or conflicts of interest that could interfere with the director’s duties to us and our stockholders. The Nominating/Governance Committee may consider candidates suggested by stockholders, management or members of the Board and may hire consultants or search firms to help identify and evaluate potential nominees for director. For more information regarding how stockholders can submit director nominees for consideration by the Nominating/Governance Committee, please see page 4.

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Board Diversity.    The Nominating/Governance Committee seeks Board members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The Nominating/Governance Committee implements this policy through discussions among committee members and assesses its effectiveness annually as part of the self-evaluation process of the Nominating/Governance Committee and the Board.

Board Leadership Structure

J. Patrick Gallagher, Jr. currently serves as Chairman of the Board and CEO. With the exception of the Chairman, all Board members are independent and actively oversee the activities of the Chairman and other members of the senior management team. At the end of each regularly scheduled meeting of the Board, the independent directors select an independent Lead Director who serves until the end of the next regularly scheduled meeting of the Board. The responsibilities of the Lead Director include acting as a liaison between the Chairman and the independent directors, coordinating with the Chairman regarding information sent to the Board, coordinating with the Chairman regarding Board meeting agendas and schedules, and being available for consultation and communication with stockholders as appropriate. In addition, the Lead Director is authorized to call and preside over executive sessions of the independent directors without the Chairman or other management present. The independent directors also meet regularly in executive sessions. An executive session is held in conjunction with each regularly scheduled Board meeting, and other executive sessions may be called by the Lead Director at his or her discretion or at the request of the Board. The committees of the Board also meet regularly in executive sessions without management.

We believe that our Board leadership structure provides us with a number of advantages. Mr. Gallagher’s extensive knowledge of our business after 27 years as an executive with our company and 17 years as our CEO enriches the Board’s decision making. Mr. Gallagher’s role as Chairman and CEO also enhances communication and coordination between management and the Board on critical issues.

Board’s Role in Risk Oversight

The Board exercises its responsibility for oversight and monitoring of management’s risk assessment and risk management functions primarily through the Audit Committee. The Audit Committee fulfills its oversight role by discussing, among other things, guidelines and policies regarding risk assessment and risk management, our major financial risk exposures and steps taken by management to monitor and control such exposures. To fulfill its risk oversight and monitoring roles, the Audit Committee oversees an internal audit department, the head of which reports directly to the Audit Committee (other than with respect to the department’s day-to-day operations). The internal audit department is independent from management and its responsibilities are defined by the Audit Committee. At least annually, the head of the internal audit department is required to confirm to the full Board the department’s organizational independence. Among other things, the purpose of the department is to bring a systematic and disciplined approach to evaluating and improving the effectiveness of our risk management, control and governance processes. The internal audit department evaluates the effectiveness of our risk management processes, performs consulting and advisory services for us related to risk management, and reports significant risk exposures, including fraud risks, to the Audit Committee. The Audit Committee periodically reports to the full Board a summary of its activities and any key findings that arise from its risk oversight and monitoring functions.

In addition, the Compensation Committee reviews our overall compensation policies and practices to determine whether our program provides incentives for executive officers and other employees to take excessive risks. Based upon an analysis conducted by management and discussions between management and our Compensation Committee, the Compensation Committee has determined that our overall compensation policies and practices do not present risks that are likely to have a material adverse effect on us or our business. In reaching this determination, our Compensation Committee and management noted the following: (i) no single business unit bears a disproportionate share of our overall risk profile; (ii) no single business unit is significantly more profitable than the other business units; (iii) our compensation practices are substantially consistent across all business units both in the amount and types of compensation awarded; and (iv) substantially all of our revenue-producing employees are sales professionals whose compensation is tied to the amount of revenue received by the company. In addition, our annual cash incentive program for executive officers targets payouts at 100% of executive officers’ base salary and caps payouts at 150% of target. We believe that this helps ensure that no single year’s results and no single corporate action has a disproportionate effect on executive officers’ annual compensation, and that it encourages steady and consistent long-term performance by our executive officers. In addition, our equity plans permit the use of a variety of equity and equity-based compensation awards including stock options, restricted stock units, performance units and deferred cash and equity awards, with multi-year vesting and overlapping maturity. Together with our executive stock ownership guidelines and our conservative approach to annual cash incentives, the Compensation Committee believes this mix of incentives encourages executive officers to achieve both short-term operating and long-term strategic objectives, including the long-term performance of our stock.

Other Board Matters

Independence.    The Board has conducted its annual review of the independence of each director nominee under NYSE standards and the independence standards set forth in Appendix A of our Governance Guidelines (available on our website located at www.ajg.com/ir, under the heading “Corporate Governance”). Based upon its review, the Board has concluded in its business judgment that, with the exception of J. Patrick Gallagher, Jr., our Chairman and CEO, all of the director nominees are independent.

Attendance.    The Board expects each director to attend and participate in all Board and applicable committee meetings. Each director is expected to prepare for meetings in advance and to dedicate the time necessary to discharge properly his or her responsibilities at each meeting and to ensure other commitments do not materially interfere with his or her service on the Board. During 2011, the Board met seven times. All of the nominees attended 75% or more of the aggregate meetings of the Board and the committees on which they served during 2011. We expect all Board members to attend our Annual Meeting. All of our Board members attended our Annual Meeting held on May 10, 2011.

Stockholder Communications with the Board.    A stockholder or other party interested in communicating with the Board, any of its committees, the Chairman, the Lead Director, the non-management directors as a group or any director individually may do so by writing to their attention at our principal executive offices, Arthur J. Gallagher & Co., c/o Secretary, The Gallagher Centre, Two Pierce Place, Itasca, Illinois 60143-3141. These communications are distributed to the Board, Committee Chair, Chairman, Lead Director, non-management directors as a group, or individual director, as applicable.

COMPENSATION COMMITTEE REPORT

The Compensation Committee oversees our compensation program for named executive officers on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth below.

In reliance on the review and discussion referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K and in our 2012 proxy statement, which will be filed with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

Ilene S. Gordon (Chair)

Elbert O. Hand

David S. Johnson

Kay W. McCurdy

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis discusses compensation awarded to, earned by, or paid to the following named executive officers (whom we sometimes refer to as NEOs):

•	J. Patrick Gallagher, Jr. – Chairman, President and Chief Executive Officer

•	Douglas K. Howell – Chief Financial Officer

•	James W. Durkin, Jr. – President, Employee Benefit Consulting and Brokerage

•	James S. Gault – President, Retail Property/Casualty and International Brokerage

•	David E. McGurn, Jr. – President, U.S. Wholesale Brokerage

This discussion and analysis contains statements regarding our performance measures, targets, goals and thresholds. These measures, targets, goals and thresholds are disclosed in the limited context of our named executive officer compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance.

Executive Summary

We believe that our compensation program for named executive officers is balanced and reasonable and helps us retain and motivate highly talented business leaders through a range of economic cycles. We reward sustained performance by emphasizing a balance of short and long-term compensation vehicles. Approximately two-thirds of the value of named executive officers’ total direct compensation opportunity is delivered through at-risk incentives. We tie annual cash incentives to company and/or business unit financial performance metrics, depending on the individual, as well as achievement of individual performance, operating and risk management goals. We align the financial interests of our named executive officers and our stockholders through stock options, restricted stock awards and performance units with long vesting periods, significant stock ownership requirements, and through our “Age 62 Plan,” which encourages retention by requiring named executive officers to remain employed with us to age 62 to vest in their awards under the plan.

2011 Performance Review

The economic downturn continued to provide us with significant challenges in 2011. We maintained our focus on growing our core businesses, executing our acquisition strategy, and controlling expenses. As a result, we achieved revenue growth of 17.7% and EBITAC1 growth of 11.3%.2 Over the past three years, a period marked by a deep economic recession and declining insurance

1 EBITAC is a non-GAAP measure of earnings used by the Compensation Committee solely in the context of determining incentive compensation awards. We define this measure as earnings from continuing operations for our brokerage and risk management reporting segments before interest, taxes, amortization and change in estimated acquisition earnout payables.

2 Revenue growth and EBITAC growth for 2011, as used throughout this Compensation Discussion and Analysis, have been adjusted to eliminate the effect of $14.7 million in supplemental commission payments related to 2009 performance that were received in 2010 and included in our 2010 operating results. These same adjustments were made last year, in our 2011 proxy statement, when computing 2010 revenue and EBITAC growth.

premiums and exposure units, we increased EBITAC by a compound annual growth rate of 10.7% and revenue by a compound annual growth rate of 8.4%. Our performance during this period was reflected in our total stockholder return (including dividends), which grew by a compound annual growth rate of 14.6% (versus 9.9% for other publicly traded insurance brokers3). We view these as strong results in a difficult operating environment.

Compensation Philosophy

The following provides an overview of our compensation philosophy and programs for named executive officers:

•	We believe in pay-for-performance. Our program emphasizes variable incentive award opportunities, which are payable only if specified financial, operational and individual goals are achieved.

•	Our program is designed to attract, motivate, reward and retain the most talented individuals who can drive business performance.

•

The following elements comprise the total direct compensation awarded to our named executive officers: base salary, performance-based annual cash incentive awards, and long term incentive awards consisting of performance units, stock options and restricted stock units.

•

We emphasize share ownership. We deliver restricted stock units and stock options with long vesting periods to our named executive officers, who are required to maintain minimum equity ownership levels ranging from three times to five times their annual base salary.

•

When setting the elements of our program, we consider as one reference point whether our named executive officers’ total direct compensation opportunity is at or near the median range of our peer group. Actual payouts may be above or below the median based on company, business unit and individual performance.

•	The Compensation Committee exercises discretion in determining compensation actions when necessary due to extraordinary changes in the economy, unusual events or overall company performance.

Our compensation program for named executive officers is structured to ensure that a significant portion of the compensation paid is linked to the performance of our business. We provide the variable elements of our program (annual cash incentive compensation and long-term incentive compensation) primarily to encourage and reward performance that leads to strong financial results and creation of long-term stockholder value. In addition, our program is structured to ensure that it is not overly weighted toward annual cash incentive compensation and does not otherwise have the potential to threaten long-term stockholder value by promoting unnecessary or excessive risk-taking by our named executive officers.

In 2011, we held our first advisory “say on pay” vote, which resulted in 93% of votes cast approving our compensation program for named executive officers. In addition, stockholders expressed their preference for an annual advisory “say on pay” vote, which we have implemented. The Compensation Committee evaluated the results of the 2011 “say on pay” vote as part of its overall assessment of our compensation program for named executive officers. Noting the strong support expressed by our stockholders, and having determined that our program satisfies its compensation objectives and remains consistent with the compensation philosophy outlined above, the Compensation Committee did not make any material changes to our compensation program for named executive officers in 2011.

Pay and Governance Practices

The Compensation Committee continually evaluates best practices in executive compensation and governance and considers modifications to our program that support our business strategies, provide an appropriate balance of risk and reward for our named executive officers, and align their compensation with the long-term interests of our stockholders. Key pay and governance practices include the following:

Annual cash incentives

•	Target. Our annual cash incentive program targets awards at 100% of base salary. See pages 15-16 for a discussion of performance measures and hurdle rates.

•	Cap. Even for extraordinary performance, we cap the annual cash incentive opportunity at 150% of target awards.

•	No payout without minimum level of performance. Our annual cash incentive plan does not provide guaranteed bonuses and does not pay out if we fail to meet minimum performance thresholds.

3 Marsh & McLennan Companies, Inc., Aon Corporation, Willis Group Holdings, Ltd. and Brown & Brown, Inc.

Restricted Stock Units and Stock Options

•	Minimum vesting periods. Our 2011 Long-Term Incentive Plan mandates a minimum vesting period of three years for all awards.

•	No share recycling. Our equity plans prohibit share recycling.

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Re-pricing and cash buyouts prohibited.    Our equity plans prohibit re-pricing of stock options and SARs, and we have never re-priced stock options or exchanged them for shares. Additionally, we have never engaged in cash buyouts of stock options or SARs, and our 2011 Long-Term Incentive Plan prohibits the practice.

Performance Unit Program

•

PUP awards aligned with stockholder interests.    Performance Unit Program (PUP) awards are earned based on our financial performance during the year of grant, and final payouts are based on our stock price after the third year (subject to a 50%—150% collar, as described on page 19).

•

No payout of PUP awards without minimum level of performance.    No portion of a PUP award is considered earned if the company fails to meet a minimum performance threshold, and individuals must remain employed with us to receive payouts in connection with earned awards. See page 19.

Other significant compensation practices

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Clawback policy.    We have an incentive compensation recovery policy under which our named executive officers can be required to pay back incentive awards erroneously awarded on the basis of restated financial statements, if they participated in fraud or misconduct leading to the restatement. See our Governance Guidelines, found at www.ajg.com/ir, under the heading “Corporate Governance.”

•

NEO stock ownership requirement.    Named executive officers are required to own an amount of our common stock with a value equal to a multiple of base salary (five times for our CEO and three times for the other named executive officers).

•

Change-in-control agreements.    Our change-in-control agreements contain a “double trigger” condition for severance payments. See pages 25-26. In addition, we have a policy that we will not enter into new change-in-control agreements that contain excise tax gross-ups, or amend existing change-in-control agreements without removing these provisions.

•	Modest perquisites. Our named executive officers receive only modest perquisites and do not receive any related tax gross-ups. See page 20.

•	No employment agreements with NEOs. We do not have employment agreements with Mr. Gallagher or any of our other named executive officers.

Compensation Elements

The following table provides a summary of the various elements of our compensation program:

Compensation Element	Objective	Key Features

Base Salary	Compensate named executive officers for fulfilling the regular duties and responsibilities of their positions	Base salary may be increased from time to time based on job performance, promotion into a new role, expansion of duties, or market conditions

Annual Cash Incentives	Align the financial interests of named executive officers with those of stockholders

Annual cash incentives are considered at-risk. Reward amounts (including target and maximum payouts) are determined based on the achievement of revenue and EBITAC growth, as well as other key annual financial and operational goals that drive stockholder value creation

Long-Term Incentives (restricted stock units, stock options and PUP awards)	Promote retention of named executive officers and align the financial interests of named executive officers with those of stockholders

Long-term incentive opportunities are considered at-risk. They are greater for named executive officers with a greater direct impact on long-term company performance

Restricted stock units, stock options and PUP awards each tie named executive officers’ long-term wealth creation to the performance of our stock and provide multi-year vesting and overlapping maturity

Deferred Equity Participation Plan (Age 62 Plan)	Promote retention of named executive officers and align the financial interests of named executive officers with those of stockholders	Vesting of awards is delayed until named executive officers reach age 62

Compensation Decision-Making Process

Overview.    The Compensation Committee is responsible for determining compensation opportunities for our named executive officers, establishing the annual total stockholder value to be transferred through our compensation program, and setting thresholds, targets and maximum awards for incentive compensation. To determine compensation opportunities for our named executive officers, the Compensation Committee takes into account its compensation objectives, compensation data for our talent market, trends in the financial service and insurance brokerage sectors, best practices, and internal considerations such as the strategic value of a given role, impact on our financial results, tax deductibility and accounting considerations.

Tally Sheets.    The Compensation Committee also carefully considers the data compiled in a tally sheet prepared by management for each named executive officer. Tally sheets are used to provide a comprehensive view of our compensation payout exposure under various termination scenarios (e.g., voluntary or involuntary termination, retirement, and change in control). The tally sheets also provide details regarding all compensation, benefits and perquisites delivered to our named executive officers during the most recent three-year period and a projection for the coming year. The tally sheets include a three-year analysis of equity and deferred compensation, and provide insight into total wealth accumulation for each officer, as well as the sensitivity of these figures to changes in our stock price. This information provides a comprehensive context in which the Compensation Committee can determine the appropriate type and amount of compensation for each named executive officer.

Role of the CEO.    At the beginning of each year, Mr. Gallagher develops performance objectives for the company and for himself, which he reviews with the Compensation Committee and the Board. The objectives include both quantitative financial measurements and qualitative strategic and operational considerations that focus on factors Mr. Gallagher and the Board believe create long-term stockholder value. Mr. Gallagher reviews and discusses preliminary considerations regarding his own compensation with the Compensation Committee but does not participate in the Compensation Committee’s final determination of his own compensation. Mr. Gallagher reviews the performance of each other named executive officer and presents a summary of these performance reviews to the Compensation Committee, along with preliminary recommendations regarding salary adjustments and annual award amounts.

Role of the Compensation Consultant.    For 2011, the Compensation Committee retained Sibson Consulting (Sibson) as its compensation consultant. In connection with this engagement, the Compensation Committee requested that Sibson:

•	Review appropriateness of our proxy peer group based on an assessment of our size and operations;
•	Assess the performance of our Performance Unit Program over the past three years;
•	Review historical share utilization in preparation for a new equity plan;
•	Provide updates on executive compensation issues;
•	Review our executive officer compensation, including pay levels and the mix between base salary, annual and long-term incentives, compared to that of our peers;
•	Review practices of our peers with respect to incentive vehicles and award vesting;
•	Assess dilution and burn rate relative to ISS guidelines;
•	Assess extent to which our executive compensation is aligned with performance compared to our peers;
•	Compare performance metrics used in our incentive plans with those used by our peers; and
•	Identify existing pay practices which may be “red flags” for institutional investors.

Sibson provides compensation consulting services to the Compensation Committee and works with our management team only on matters for which the Compensation Committee is responsible. Sibson does not provide us with any additional services. While the Compensation Committee periodically seeks input from Sibson on the matters described above, the Compensation Committee is solely responsible for determining the final amount and form of compensation and the level of performance targets.

Competitive Assessment

The Compensation Committee does not target its compensation decisions to any specific percentiles or other absolute measures relating to peer group data. However, as a market reference for its named executive officer compensation decisions, the Compensation Committee reviews compensation data from two groups: survey peers and proxy peers.

Survey Peers.    This group consists of insurance and general industry companies similar to our company in terms of total assets, revenues or number of employees, which the Compensation Committee uses as a reference point for individual pay levels. In 2011, the Compensation Committee reviewed pay data from two published surveys: (i) the Executive Compensation Survey conducted by Mercer, and (ii) the Top Management Industry Compensation Survey conducted by Towers Watson. Sibson updated this data based on findings from its own annual private study. The Compensation Committee reviewed this data for companies comparable to us in asset size, revenue size, or total number of employees. When available, information for individual positions was drawn from the “Insurance—Non Healthcare” category; otherwise, general industry data was used. The Compensation Committee also reviewed general industry long-term incentive payout data from both surveys.

Proxy Peers.    This group consists of our direct competitors for executive talent, which the Compensation Committee uses primarily as a reference point for compensation plan structure, pay mix, general equity granting practices, and, to a lesser extent, individual pay levels. The “proxy peer” group reviewed by the Compensation Committee for the 2011 study was the same used for the 2010 study, and included the following:

Ace Ltd	Carrier	CNA Financial Corp	Carrier
American Financial Group Inc.	Carrier	Marsh & McLennan Companies, Inc.	Broker
Aon Corporation	Broker	National Financial Partners	Financial
Arch Capital Group Ltd	Carrier	Old Republic International Corp	Carrier
Axis Capital Holdings Ltd	Carrier	Raymond James Financial Corp	Financial
Berkley (W R) Corp	Carrier	Unum Group	Carrier
Brown & Brown, Inc.	Broker	Willis Group Holdings Ltd	Broker
Chubb Corp	Carrier	XL Capital Plc	Carrier
Cigna Group	Carrier

Criteria for the Selection of Proxy Peers.    The proxy peers are selected from a group of insurance brokers, insurance carriers and other financial services firms based on a number of metrics including revenue, number of employees, insurance premiums written, value of claims paid and market capitalization. While our revenue and market capitalization are below the median of the insurance carriers in this group, our number of employees, insurance premiums written and value of claims paid (metrics the Compensation Committee believes are important as a reflection of the complexity and degree of difficulty in managing our business) are all above the median compared to the same group. The Compensation Committee, taking into account the difference between us and our proxy peer group in terms of revenue size and access to equity reserves, places less weight on this group as a reference point for individual pay level decisions. However, the Compensation Committee considers it a strong reference point for matters such as plan structure, pay mix and equity granting practices.

Results of the Competitive Assessment.    In 2011, the Compensation Committee examined the total direct compensation opportunity for each named executive officer as a whole (base salary, annual cash incentives and long-term incentives) as well as each of its components. External compensation data for our survey and proxy peers was used only as a market reference for compensation decisions and the Compensation Committee did not target total compensation to a specific percentile of the survey or proxy peer group data. The review of survey and proxy peer group data showed that while base salaries and annual cash incentives were close to the median for their peers, our named executive officers’ long-term incentive compensation, and therefore their aggregate total direct compensation, were below the median. In particular, Mr. Gallagher’s long-term incentive compensation was significantly below the median for his peers in both groups. Based on this market check, the Compensation Committee concluded that our named executive officers’ overall compensation opportunity was appropriate given current economic conditions and our size relative to our survey peers and direct competitors for talent.

2011 Decisions – By Compensation Element

Base Salary

We provide named executive officers with base salary to compensate them for fulfilling their regular duties and responsibilities. Base salary may be increased from time to time based on job performance, promotion to a new role, significant expansion of duties, or market conditions. In 2011, the Compensation Committee did not adjust the base salary of any of the named executive officers. In making this determination, the Compensation Committee considered the difficult operating environment and our desire to reduce operating expenses. In addition, peer data indicated that the base salaries of our named executive officers were near the median salary of similarly situated individuals at both the proxy and survey peer group companies. Base salaries for our named executive officers can be found in the Summary Compensation Table.

Annual Cash Incentive Compensation

Our annual cash incentive plan, administered under our stockholder-approved Senior Management Incentive Plan (SMIP), rewards our named executive officers for achieving key annual financial, operational, risk management and strategic goals that drive stockholder value. During the first quarter of each year, the Compensation Committee establishes a minimum level of company financial performance required to fund the plan. If we attain this minimum company financial performance, the Compensation Committee awards cash incentive compensation to the named executive officers based upon a combination of company and/or business unit financial performance goals and individual performance goals.

Target awards under our annual cash incentive plan are 100% of base salary for each named executive officer. The maximum amount that can be awarded under the plan is 150% of the target award. For named executive officers to qualify for the maximum award, company performance goals must be reached and named executive officers who lead business units must achieve performance budgets for their respective business units. Final award determinations are made in light of each named executive officer’s target award, the maximum award for which he qualifies given company and business unit performance, and his achievement of individual performance goals. Historically, the Compensation Committee has established business unit performance budgets and individual performance goals that are aggressive and ensure that maximum awards are difficult to achieve. In the past three years, none of our named executive officers has received an annual cash incentive payout above the target award.

Company Performance Measures

In the first quarter of 2011, the Compensation Committee established company revenue and EBITAC thresholds for funding the plan and for maximum awards under the plan. The thresholds for maximum awards required at least 5% growth in revenue and 10% growth in EBITAC over 2010 levels. These thresholds, and actual company performance, are set forth below.

Measure	Minimum Financial Performance for Funding	Performance Required for Maximum Awards	Actual 2011 Performance
Revenue	$1.67 billion	$1.88 billion	$2.11 billion
EBITAC	$80.0 million	$350.0 million	$354.3 million

Based on company performance, the maximum available award for each named executive officer was 150% of his target award. Actual award amounts were determined by the Compensation Committee based on these results, achievement of the business unit performance measures described below (for Mr. Durkin, Mr. Gault and Mr. McGurn) and achievement of individual performance goals.

Business Unit Performance Measures

In the first quarter of 2011, the Compensation Committee established revenue and EBITAC budgets for each of Mr. Durkin, Mr. Gault and Mr. McGurn’s business units. Each business unit’s performance in relation to these budgets determined a possible range of awards for that business unit’s leader.

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100%-150% of Target Award – for an award above 100% of the target award, (i) the company performance goals (described above) must be met, and (ii) the business unit must achieve more than 100% of budgeted revenue and budgeted EBITAC.

•	50%-100% of Target Award – an award could be no greater than 100% of the target award if the business unit achieved less than 100% of budgeted revenue or budgeted EBITAC.

•	0%-50% of Target Award – an award could be no greater than 50% of the target award if the business unit achieved less than 75% of budgeted revenue or budgeted EBITAC.

The business unit budgets for 2011, and actual 2011 business unit performance, are set forth below.

Employee Benefit Consulting and Brokerage (James Durkin)
	2011 Budget	2011 Actual	Percent Achieved
Revenue	$369.7 million	$390.9 million	105.7%
EBITAC	$101.2 million	$102.8 million	101.6%

Retail Property/Casualty and International Brokerage (James Gault)
	2011 Budget	2011 Actual	Percent Achieved
Revenue	$900.0 million	$1,025.7 million	114.0%
EBITAC	$183.8 million	$174.8 million	95.1%

U.S. Wholesale Brokerage (David McGurn)
	2011 Budget	2011 Actual	Percent Achieved
Revenue	$136.8 million	$139.9 million	102.3%
EBITAC	$22.0 million	$22.0 million	100.0%

Based on 2011 company and business unit performance, the maximum award for which Mr. Durkin and Mr. McGurn qualified was 150% of target award. The maximum award for which Mr. Gault qualified was 100% of target award. Actual awards were determined by the Compensation Committee after consideration of each named executive officer’s achievement of individual performance goals (as described in detail below).

Mr. Gallagher’s Annual Cash Incentive Compensation

The Compensation Committee reviewed Mr. Gallagher’s performance in light of our overall financial performance. In a very difficult economic environment, we achieved EBITAC growth of 11.3% and revenue growth of 17.7%. Over a three-year period, 2009 through 2011, we increased EBITAC by a compound annual growth rate of 10.7% and revenue by a compound annual growth rate of 8.4%. The Compensation Committee also took into consideration the following operating and financial achievements in 2011:

•	Organic growth. We achieved organic growth in both core businesses (3% in our brokerage segment and 9% in our risk management segment).
•	Acquisition program. We had a record acquisition year, completing 32 acquisitions for a total of approximately $277 million in annualized revenues.

•	Workforce and expense discipline. We held our compensation and operating expense ratios steady year over year, at 62% and 17%, respectively.
•	Margins. We held our adjusted EBITDAC margin[4] steady year over year, at 22%.
•	Continued financial stability. We again maintained significant liquidity and remained well within our debt covenants.

In addition to the above achievements, the Compensation Committee noted that Mr. Gallagher achieved substantially all of his individual performance goals, as follows:

•	Actively manage revenue and earnings growth through the financial crisis
•	Set strategy around capital planning
•	Reinvigorate sales culture
•	Continue to aggressively target expense control
•	Continue to recruit top talent
•	Maintain our unique Gallagher culture
•	Continue our successful M&A strategy
•	Promote the company to stakeholders

After considering all of these factors, the Compensation Committee awarded Mr. Gallagher an annual cash incentive payment of $1,000,000 (100% of his target award), less than the maximum award for which he was eligible and the same amount he received in 2010.

Annual Cash Incentive Compensation of the Other Named Executive Officers

Mr. Gallagher assessed and documented the performance of the other named executive officers and recommended award amounts in light of the maximum award for which each named executive officer was eligible, our revenue and EBITAC performance, achievement by each named executive officer (other than Mr. Howell) of his business unit performance measures, and each officer’s individual performance goals. The Compensation Committee reviewed Mr. Gallagher’s recommendations and approved the awards described below.

Douglas Howell.    Mr. Howell has been our chief financial officer since 2003. As the leader of our finance organization, Mr. Howell’s financial objectives focused on our overall performance and were the same as Mr. Gallagher’s. Mr. Howell continued to implement and maintain expense savings initiatives critical to maintaining our adjusted EBITAC margin and successfully managed our clean energy investment strategy. In addition, Mr. Howell achieved substantially all of his individual performance goals, as follows:

•	Complete the Heath Lambert acquisition
•	Assist and guide the integration of the GAB Robins acquisition
•	Complete a private placement of senior debt
•	Move clean-energy operations we control into consistent production; explore strategic alternatives for clean-energy investments
•	Review and assess investor relations program
•	Develop strategies to accelerate use of deferred tax asset
•	Explore additional back-office expense reduction initiatives
•	Complete rotation of executives within the finance organization
•	Make strategic hires in the areas of technology and real estate

In light of the Compensation Committee’s assessment of Mr. Howell’s performance, Mr. Howell received an award of $600,000 (100% of his target award).

4 Adjusted EBITDAC is defined as earnings from continuing operations before interest, income taxes, depreciation, amortization and the change in estimated acquisition earnout payables, further adjusted to exclude gains realized from sales of books of business, supplemental commission timing amounts, earnout related compensation charges, workforce related charges, lease termination related charges, acquisition related integration costs, litigation settlements and the period-over-period impact of foreign currency translation. Adjusted EBITDAC margin is defined as Adjusted EBITDAC divided by total revenues, as adjusted to exclude gains realized from sales of books of business and supplemental commission timing amounts. For a description of the purposes of these non-GAAP measures and reconciliations to the most directly comparable GAAP measures, see “Information Regarding Non-GAAP Measures and Other” beginning on page 23 in our Annual Report on Form 10-K for the year ended December 31, 2011.

James Durkin.     Mr. Durkin is the leader of our employee benefits brokerage unit and has held this position since 1985. In 2011, his unit exceeded its budget for both revenue and EBITAC, achieving year-over-year EBITAC growth of 16.6% on revenue growth of 15.5%. In addition, Mr. Durkin achieved substantially all of his individual performance goals, as follows:

•	Continue to extend capabilities and geographic reach of division through acquisitions
•	Create and deploy a formalized sales development program to promote consistent future organic revenue growth across the division and promote cross selling with other divisions
•	Continue to leverage Healthcare Reform to differentiate Gallagher Benefit Services from its competitors
•	Ensure alignment of the current mission and value proposition of the division with the new business environment and future customer needs
•	Better meet the needs of North American based companies by extending the reach of our services to include international human resources, benefits and retirement consulting services

In light of the Compensation Committee’s assessment of Mr. Durkin’s performance, Mr. Durkin received an award of $625,000 (100% of his target award).

James Gault.    Mr. Gault is the leader of our retail property/casualty brokerage unit and has held this position since 2002. In 2011, Mr. Gault also assumed responsibility for our international brokerage unit. In 2011, the domestic property/casualty brokerage unit exceeded its budget for both revenue and EBITAC, achieving year-over-year EBITAC growth of 17.6% on revenue growth of 6.9%. However, the international brokerage unit fell substantially short of its EBITAC budget, causing the combined U.S. property/casualty and international brokerage unit to achieve only 95.1% of budgeted EBITAC. In determining Mr. Gault’s award amount, the Compensation Committee took note of the fact that the international brokerage unit completed the acquisition of Heath Lambert, our largest ever acquisition. In addition, Mr. Gault achieved substantially all of his individual performance goals, as follows:

•	Close acquisitions totaling $25 million in annualized revenues
•	Continue to focus on professional standards in branch offices
•	Continue to focus on cross selling with other divisions
•	Improve efficiency by leveraging technology systems
•	Continue to expand and improve the adoption of the Gallagher Service Center in India
•	Manage division headcount and grow number of producers

With respect to Mr. Gault’s acquisition goal, he completed 12 acquisitions representing incremental annualized revenue of approximately $64 million. In light of the Compensation Committee’s assessment of Mr. Gault’s performance, Mr. Gault received an award of $700,000 (100% of his target award).

David McGurn.    Mr. McGurn is the leader of our domestic wholesale brokerage unit and has held this position since 2001. In 2011, his unit exceeded its budgeted revenue and achieved its budgeted EBITAC for the year, resulting in year-over-year EBITAC growth of 16.4% on revenue growth of 8.2%. In addition to the financial performance described above, Mr. McGurn achieved substantially all of his individual performance goals (other than his completed acquisitions goal), as follows:

•	Complete at least three acquisitions with total annualized revenues of $15 to $20 million.
•	Implement top-level marketing effort to increase wholesale referrals from high-producing property/casualty retail brokers
•	Launch long-term project to “protect and grow” Risk Placement Services contingent commissions
•	Improve operational efficiency
•	Ensure consistency of approach throughout Risk Placement Services in its dealings with the company as a client
•	Further develop “niche strategy” within Risk Placement Services

With respect to Mr. McGurn’s acquisition goal, he completed three acquisitions representing incremental annualized revenue of approximately $7 million. In light of the Compensation Committee’s assessment of Mr. McGurn’s performance, Mr. McGurn received an award of $425,000 (77% of his target award).

Long-Term Incentive Compensation

Overview.    Long-term incentives are designed to tie a significant portion of our named executive officers’ compensation to our performance, create a meaningful alignment of our named executive officers’ financial interests with those of stockholders, and encourage long-term retention. Long-term incentive opportunities are greater for those named executive officers who have greater direct impact on our financial results.

2011 Long-Term Incentive Compensation Decisions.    In 2011, each named executive officer was eligible to receive an equity award value based on a percentage of base salary. The Compensation Committee determined this percentage using its discretion based upon a number of factors, including retention considerations, internal pay equity considerations, external market data (including long-term incentive opportunities provided to similarly situated individuals at survey and proxy peer group companies – see “Competitive Assessment” above) and our historical practices. The award value for each named executive officer was converted into stock options, restricted stock units and PUP awards. The award for Mr. Howell was more heavily weighted toward restricted stock units because the Compensation Committee wished to bring his stock ownership level closer in line with that of the other named executive officers, who have had longer tenures with our company The award amounts, and the allocation percentages among options, restricted stock units and PUP awards, are summarized below:

NAMED EXECUTIVE OFFICER	TARGET PERCENT OF SALARY	TARGET GRANT AMOUNT	OPTIONS	RESTRICTED STOCK UNITS	PUP AWARDS
J. Patrick Gallagher, Jr.	100%	$1,000,000	13%	19%	68%
Douglas K. Howell	65%	$390,000	13%	58%	29%
James W. Durkin, Jr.	65%	$406,250	13%	19%	68%
James S. Gault	65%	$455,000	13%	19%	68%
David E. McGurn, Jr.	65%	$357,505	13%	19%	68%

Performance Unit Program (PUP).    Under our PUP, which we administer under our stockholder-approved SMIP, the Compensation Committee awards a number of performance units each year to the named executive officers. These awards are reported in the “Stock Awards” column of the Summary Compensation Table, but are paid in cash. To encourage a focus on growing our core earnings, the number of these units actually earned is based on EBITAC growth thresholds set annually by the Compensation Committee. On March 8, 2011, the Compensation Committee granted each named executive officer a provisional number of performance units. For 2011, the number of units earned by the named executive officers was based on the EBITAC growth thresholds set forth below:

EBITAC GROWTH	PERCENTAGE OF AWARD EARNED
13% or greater	100% (the Target)

10% to 13%	Amount interpolated between the Target and the 90% Threshold on a straight-line basis

10.0%	90% (the 90% Threshold)

5.0% to 10%	Amount interpolated between the 90% Threshold and the 50% Threshold on a straight-line basis

5.0%	50% (the 50% Threshold)

Less than 5.0%	0%

We had 2011 EBITAC growth of 11.3%. Accordingly, each named executive officer earned 94.2% of his provisionally granted performance units. Earned performance units cliff vest on the third anniversary of the first day of the year in which the award was granted (January 1, 2014 for the 2011 awards). On the vesting date, the amount of the payout will be determined by multiplying the number of earned performance units by the trailing twelve month average price of our common stock for the calendar year prior to the vesting date (the TTM Price). The TTM Price is subject to an upper limit of 150% and a lower limit of 50% of our stock price on the date of grant. Payouts will be made in cash as soon as practicable after the vesting date.

Deferred Equity Participation Plan (Age 62 Plan)

Overview.    Under our Age 62 Plan, we award deferred cash or restricted stock in amounts approved by the Compensation Committee. Awards under the Age 62 Plan do not vest until participants reach age 62 (or the one-year anniversary of the date of grant for participants over the age of 61). Accordingly, the amounts in the plan are subject to forfeiture in the event of a voluntary termination of employment prior to age 62. Before 2007 we awarded restricted stock under the plan, but because of burn-rate considerations, in 2007, we began making only cash awards. Restricted stock previously awarded under the plan provides an incentive for our named executive officers to manage our company for earnings growth and total stockholder return. The deferred realization of cash and restricted stock awards encourages retention of our named executive officers until their normal retirement age. Distributions are made in the form of common stock to the extent restricted stock was awarded, and in cash to the extent cash was awarded.

2011 Age 62 Plan decisions.    During the first quarter of 2011, the Compensation Committee made deferred cash awards under the Age 62 Plan to our named executive officers as follows: Mr. Gallagher—$700,000; Mr. Howell—$300,000; Mr. Durkin—$300,000; Mr. Gault—$300,000; and Mr. McGurn—$200,000. These amounts are invested in mutual funds and ultimate payouts related to the awards are tied to the performance of these investments. In determining these discretionary long-term incentive and retention awards, the Compensation Committee took into account an overall assessment of each individual, including consideration of individual and company performance in 2010 (as described in our 2011 proxy statement). The Compensation Committee increased Mr. Gallagher’s award from $600,000 in 2010 to $700,000 in 2011 because his long-term incentive opportunity in absolute dollars was determined to be significantly below that of his peer group.

Benefits and Perquisites

Under our 401(k) Savings and Thrift Plan (401(k) Plan), a tax qualified retirement savings plan, participating employees, including our named executive officers, may contribute up to 75% of their earnings on a before-tax basis into their 401(k) Plan accounts, subject to limitations imposed by the Internal Revenue Service (IRS). Under the 401(k) Plan, we match an amount equal to one dollar for every dollar an employee contributes on the first 5% of his or her regular earnings. The 401(k) Plan has other standard terms and conditions. We also have a Supplemental Savings and Thrift Plan (Supplemental Plan), which allows certain highly compensated employees, including our named executive officers, to defer additional amounts on a before-tax basis. For a description of the Supplemental Plan, see page 25 under “Nonqualified Deferred Compensation.” We also provide limited perquisites, including reimbursement of certain expenses for named executive officers related to automobile use and certain club memberships, which total no more than 1.0% of total compensation for each named executive officer.

Tax Considerations

The Internal Revenue Code limits the deductibility for Federal income tax purposes of certain compensation payable to certain highly-compensated employees of publicly held corporations. Some types of compensation are excluded from the limitations. We generally attempt to preserve the Federal income tax deductibility of compensation paid. However, we reserve the right to authorize the payment of nondeductible compensation when appropriate.

Stock Ownership Guidelines

We encourage stock ownership by our executive officers to align their financial interests with those of our stockholders. These guidelines provide that our CEO should own equity having a value not less than five times his base salary, and our other named executive officers should own equity having a value not less than three times their base salary. Under these guidelines, named executive officers must own the required number of shares within five years of the later of their date of hire or the date they were promoted to the applicable position. All of our named executive officers are currently in compliance with these guidelines.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
J. Patrick Gallagher, Jr.	2011	1,000,000	882,385	134,400	1,000,000	102,903	862,976	3,982,664
Chief Executive Officer	2010	1,000,000	817,163	196,403	1,000,000	36,544	758,000	3,808,110
	2009	1,000,000	1,000,014	—	1,000,000	40,869	647,837	3,688,720

Douglas K. Howell	2011	600,000	353,140	53,550	600,000	4,373	433,010	2,044,073
Chief Financial Officer	2010	600,000	367,934	34,830	600,000	1,242	423,023	2,027,029
	2009	525,000	341,264	—	525,000	1,095	408,572	1,800,931

James W. Durkin, Jr.	2011	625,000	362,270	54,600	625,000	96,722	395,772	2,159,364
President, Employee Benefit Consulting and Brokerage	2010	625,000	373,556	44,505	625,000	38,217	438,711	2,144,989
	2009	550,000	357,513	—	550,000	46,190	449,052	1,952,755

James S. Gault	2011	700,000	401,731	60,900	700,000	96,981	364,043	2,323,655
President, Retail Property/Casualty and International Brokerage	2010	700,000	418,994	49,343	600,000	34,440	453,674	2,256,451
	2009	700,000	455,004	—	700,000	38,517	450,809	2,344,330

David E. McGurn, Jr.	2011	550,008	317,702	48,300	425,000	95,877	257,809	1,694,696
President, U.S. Wholesale Brokerage	2010	550,008	329,278	38,700	550,000	32,185	256,188	1,756,359
	2009	550,008	357,513	—	250,000	34,218	253,781	1,445,520

(1)

This column includes the full grant date fair value of stock awards (PUP awards and restricted stock units) granted during each fiscal year. The amounts reported in this column have been calculated in accordance with FASB ASC Topic 718,

Compensation—Stock Compensation. In accordance with SEC rules, any estimate for forfeitures is excluded from, and does not reduce, such amounts. For additional information on the valuation assumptions with respect to stock grants, refer to Note 10 to our consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2011.

(2)	The amounts reported in this column for PUP awards granted during each fiscal year represent the value of each award at the grant date based upon the probable outcome of the performance conditions under the program, determined in accordance with FASB ASC Topic 718. In accordance with SEC rules, any estimate for forfeitures is excluded from, and does not reduce, such amounts. For a discussion of the PUP, see page 19. Without taking into account the percentage of 2011 PUP awards earned based on actual 2011 performance, maximum values for the 2011 PUP awards were as follows: Mr. Gallagher—$1,035,743; Mr. Howell—$176,880; Mr. Durkin—$427,343; Mr. Gault—$477,249; and Mr. McGurn—$374,418.

(3)	This column represents the full grant date fair value of stock option awards granted during each fiscal year. The amounts reported in this column have been calculated in accordance with FASB ASC Topic 718. In accordance with SEC rules, any estimate for forfeiture is excluded from, and does not reduce, such amounts. For additional information on the valuation assumptions with respect to option grants, refer to Note 8 to our consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2011.

(4)	This column represents annual cash incentives awarded under the SMIP related to services rendered in 2009, 2010 and 2011. Awards are reported for the year in which they are earned, regardless of the year in which they are paid. The 2009, 2010 and 2011 annual cash incentive awards were paid fully in cash in March of 2010, 2011 and 2012, respectively.

(5)	The amounts shown in this column represent the aggregate change in actuarial present value of each named executive officer’s benefits under our pension plan.

(6)	Includes the following for 2011:

Named Executive Officer	Age 62 Plan Deferred Cash Awards	Supplemental Savings and Thrift Plan Match	Dividend Equivalents on Unvested Restricted Stock Units	401(k) Match	Corporate Auto Usage	Club Memberships Not Exclusively For Business Use and Cell Phone Allowance
J. Patrick Gallagher, Jr.	$700,000	$87,750	$33,581	$12,250	$7,920	$21,475
Douglas K. Howell	300,000	47,750	65,090	12,250	7,920	—
James W. Durkin, Jr.	300,000	50,250	10,746	12,250	7,920	14,606
James S. Gault	300,000	25,000	12,812	12,250	5,520	8,461
Dave E. McGurn, Jr.	200,000	27,500	10,139	12,250	7,920	—

Grants of Plan-Based Awards

Name	Plan	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
J. Patrick Gallagher, Jr.	LTIP(1)	3/8/11	—	—	—	—	—	—	—	25,600	30.95	134,400
	LTIP(2)	3/8/11	—	—	—	—	—	—	6,200	—	—	191,890
	SMIP(3)	3/8/11	—	—	—	345,248	690,495	1,035,743	—	—	—	690,495
	SMIP(4)	N/A	N/A	1,000,000	1,500,000	—	—	—	—	—	—	N/A

Douglas K. Howell	LTIP(1)	3/8/11	—	—	—	—	—	—	—	10,200	30.95	53,550
	LTIP(2)	3/8/11	—	—	—	—	—	—	7,600	—	—	235,220
	SMIP(3)	3/8/11	—	—	—	58,960	117,920	176,880	—	—	—	117,920
	SMIP(4)	N/A	N/A	600,000	900,000	—	—	—	—	—	—	N/A

James W. Durkin, Jr.	LTIP(1)	3/8/11	—	—	—	—	—	—	—	10,400	30.95	54,600
	LTIP(2)	3/8/11	—	—	—	—	—	—	2,500	—	—	77,375
	SMIP(3)	3/8/11	—	—	—	142,448	284,895	427,343	—	—	—	284,895
	SMIP(4)	N/A	N/A	625,000	937,500	—	—	—	—	—	—	N/A

James S. Gault	LTIP(1)	3/8/11	—	—	—	—	—	—	—	11,600	30.95	60,900
	LTIP(2)	3/8/11	—	—	—	—	—	—	2,700	—	—	83,565
	SMIP(3)	3/8/11	—	—	—	159,083	318,166	477,249	—	—	—	318,166
	SMIP(4)	N/A	N/A	700,000	1,050,000	—	—	—	—	—	—	N/A

David E. McGurn, Jr.	LTIP(1)	3/8/11	—	—	—	—	—	—	—	9,200	30.95	48,300
	LTIP(2)	3/8/11	—	—	—	—	—	—	2,200	—	—	68,090
	SMIP(3)	3/8/11	—	—	—	124,806	249,612	374,418	—	—	—	249,612
	SMIP(4)	N/A	N/A	550,000	825,000	—	—	—	—	—	—	N/A

(1)	This line includes stock options granted to our named executive officers on March 8, 2011 under our 2009 Long-Term Incentive Plan. The stock options vest 20% on each of the first five anniversaries of the grant date.

(2)	This line includes restricted stock units granted to our named executive officers on March 8, 2011 under our 2009 Long-Term Incentive Plan. The restricted stock units vest on March 7, 2015.

(3)	The amounts in this line represent the range of possible awards the named executive officer would have been eligible to receive on January 1, 2014 related to performance under the PUP (administered under the SMIP) as of the date of grant, March 8, 2011. Please see page 19 for more information regarding the PUP.

(4)	The amounts in this line represent the range of possible annual cash incentive award the named executive officer was eligible to receive in March 2012, or later, related to 2011 performance under the SMIP. The amounts were subject to performance criteria and subject to the Compensation Committee’s downward discretion. There is no threshold payout level for these awards. The amounts actually awarded to each named executive officer are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table and are more fully discussed in footnote (4) thereto.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

For information regarding our annual cash incentive compensation program, long-term incentive compensation program consisting of restricted stock units, stock options and PUP awards, and our Age 62 Plan, please see pages 18-19.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price (#)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
J. Patrick Gallagher, Jr.	7/22/02	22,500	2,500	22.70	7/21/12	—	—
	7/17/03	40,000	10,000	24.90	7/16/13	—	—
	4/1/04	10,518	4,506	33.28	3/31/14	—	—
	7/22/04	35,000	15,000	29.42	7/21/14	—	—
	5/17/05	11,070	7,380	27.10	5/16/15	—	—
	7/21/05	30,000	20,000	27.25	7/20/15	—	—
	5/16/06	12,950	12,947	27.03	5/15/16	—	—
	5/15/07	13,334	3,333	28.65	5/14/17	—	—
	3/5/08	10,658	7,104	23.76	3/4/18	—	—
	3/2/10	10,150	40,600	24.13	3/1/17	—	—
	3/8/11	0	25,600	30.95	3/7/18	—	—
						83,783	2,201,689

Douglas K. Howell	3/3/03	60,000	15,000	24.58	3/2/13	—	—
	4/1/04	2,631	1,125	33.28	3/31/14	—	—
	7/22/04	24,500	10,500	29.42	7/21/14	—	—
	7/21/05	21,000	14,000	27.25	7/20/15	—	—
	5/16/06	1,295	1,295	27.03	5/15/16	—	—
	5/15/07	9,100	2,275	28.65	5/14/17	—	—
	10/18/07	20,000	30,000	27.94	10/17/17	—	—
	3/5/08	3,637	2,424	23.76	3/4/18	—	—
	3/2/10	1,800	7,200	24.13	3/1/17	—	—
	3/8/11	0	10,200	30.95	3/7/18	—	—
						54,719	1,775,530

James W. Durkin, Jr.	7/22/02	18,000	2,000	22.70	7/21/12	—	—
	7/17/03	16,000	4,000	24.90	7/16/13	—	—
	7/22/04	21,000	9,000	29.42	7/21/14	—	—
	7/21/05	18,000	12,000	27.25	7/20/15	—	—
	5/15/07	4,767	1,191	28.65	5/14/17	—	—
	3/5/08	3,810	2,540	23.76	3/4/18	—	—
	3/2/10	2,300	9,200	24.13	3/1/17	—	—
	3/8/11	0	10,400	30.95	3/7/18	—	—
						29,070	757,589

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price (#)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
James S. Gault	7/22/02	22,500	2,500	22.70	7/21/12	—	—
	7/17/03	28,000	7,000	24.90	7/16/13	—	—
	7/22/04	24,500	10,500	29.42	7/21/14	—	—
	7/21/05	21,000	14,000	27.25	7/20/15	—	—
	5/15/07	6,067	1,516	28.65	5/14/17	—	—
	3/5/08	4,850	3,232	23.76	3/4/18	—	—
	3/2/10	2,550	10,200	24.13	3/1/17	—	—
	3/8/11	0	11,600	30.95	3/7/18	—	—
						36,221	938,232

David E. McGurn, Jr.	7/22/02	18,000	2,000	22.70	7/21/12	—	—
	7/17/03	28,000	7,000	24.90	7/16/13	—	—
	7/22/04	24,500	10,500	29.42	7/21/14	—	—
	7/21/05	18,000	12,000	27.25	7/20/15	—	—
	5/15/07	4,767	1,191	28.65	5/14/17	—	—
	3/5/08	3,810	2,540	23.76	3/4/18	—	—
	3/2/10	2,000	8,000	24.13	3/1/17	—	—
	3/8/11	0	9,200	30.95	3/7/18	—	—
						28,535	739,698

(1)	Stock options vest in accordance with the following vesting schedule:

Grant Dates	One-tenth vest each:
7/22/02	January 1st of each year starting January 1, 2003 with the last vesting date on January 1, 2012
3/3/03	January 1st of each year starting January 1, 2004 with the last vesting date on January 1, 2013
7/17/03	January 1st of each year starting January 1, 2004 with the last vesting date on January 1, 2013
4/1/04	January 1st of each year starting January 1, 2005 with the last vesting date on January 1, 2014
7/22/04	January 1st of each year starting January 1, 2005 with the last vesting date on January 1, 2014
5/17/05	January 1st of each year starting January 1, 2006 with the last vesting date on January 1, 2015
7/21/05	January 1st of each year starting January 1, 2006 with the last vesting date on January 1, 2015
5/16/06	January 1st of each year starting January 1, 2007 with the last vesting date on January 1, 2016
10/18/07	January 1st of each year starting January 1, 2008 with the last vesting date on January 1, 2017

Grant Dates	One-Fifth vest on each of:
5/15/07	May 15, 2008, May 15, 2009, May 15, 2010, May 15, 2011 and May 15, 2012
3/5/08	March 5, 2009, March 5, 2010, March 5, 2011, March 5, 2012 and March 5, 2013
3/2/10	March 2, 2011, March 2, 2012, March 2, 2013, March 2, 2014 and March 2, 2015
3/8/11	March 8, 2012, March 8, 2013, March 8, 2014, March 8, 2015 and March 8, 2016

(2)	The following table provides information with respect to the vesting of each named executive officer’s unvested restricted stock units and unvested PUP awards as of December 31, 2011:

Vesting Dates	Type of award	Mr. Gallagher	Mr. Howell	Mr. Durkin	Mr. Gault	Mr. McGurn
1/1/12	PUP Award*	58,538	5,295	20,928	26,634	20,928
3/5/12	Restricted Stock Units**	4,209	11,490	1,505	1,915	1,505
3/4/13	Restricted Stock Units**	6,146	16,779	2,197	2,797	2,197
3/2/14	Restricted Stock Units**	8,690	13,555	1,940	2,175	1,705
3/8/15	Restricted Stock Units**	6,200	7,600	2,500	2,700	2,200
Total		83,783	54,719	29,070	36,221	28,535

*	Number of performance units held by the named executive officer from the 2009 award. This table does not include any performance units from the 2011 award because none of those performance units had been earned as of December 31, 2011. See page 19 for a detailed description of the PUP.

**	Restricted stock units granted in 2008, 2009, 2010 and 2011. Each grant has a vesting date four years from the date of grant.

(3)	Amounts in these columns are based on, for the restricted stock units, a closing stock price of $33.44 for our common stock on December 30, 2011, and, for the 2009 PUP awards, $23.19 (the maximum price per share for those awards under the terms of the PUP).

2011 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)(2)	Value Realized on Vesting ($)(1)(2)
J. Patrick Gallagher, Jr.	25,000	36,045	3,490	101,803
Douglas K. Howell	—	—	—	—
James W. Durkin, Jr.	20,000	30,042	1,248	36,404
James S. Gault	20,000	87,944	1,588	46,322
David E. McGurn, Jr.	20,000	40,000	1,248	36,404

(1)	In 2011, there was no vesting of performance units in connection with our 2008 PUP awards because, based on our 2008 EBITAC performance, no portion of the 2008 PUP awards was earned. Please see page 19 for additional information regarding the PUP.

(2)	Pursuant to the terms of the Supplemental Plan (see page 25), Mr. Howell deferred receipt of 3,573 shares related to the May 15, 2011 vesting of restricted stock units he was awarded on May 15, 2007. He elected a lump-sum distribution following separation from service.

Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)
J. Patrick Gallagher, Jr.	Arthur J. Gallagher & Co. Employees’ Pension Plan	25	518,176
Douglas K. Howell	Arthur J. Gallagher & Co. Employees’ Pension Plan	1	15,749
James W. Durkin, Jr.	Arthur J. Gallagher & Co. Employees’ Pension Plan	25	560,590
James S. Gault	Arthur J. Gallagher & Co. Employees’ Pension Plan	25	488,356
David E. McGurn, Jr.	Arthur J. Gallagher & Co. Employees’ Pension Plan	25	445,775

We maintain the Arthur J. Gallagher & Co. Employees’ Pension Plan (the Pension Plan) which is qualified under the Internal Revenue Code and which historically covered substantially all domestic employees. In 2005, we amended the Pension Plan to freeze the accrual of future benefits for all domestic employees effective July 1, 2005. Benefits under the Pension Plan are based upon the employee’s highest average annual earnings for a five calendar-year period with us and are payable after retirement in the form of an annuity or a lump sum. The maximum amount of annual earnings that may be considered in calculating benefits under the Pension Plan is $210,000 (the maximum amount of annual earnings allowable by law in 2005, the last year that benefits accrued under the Pension Plan).

Benefits under the Pension Plan are calculated as an annuity equal to 1% of the participant’s highest annual average earnings multiplied by years of service, and commencing upon the participant’s retirement on or after age 65. The maximum benefit under the pension plan upon retirement would be $53,318 per year, payable at age 65 in accordance with IRS regulations. Participants also may elect to commence their pensions anytime on or after attaining age 55 if they retire prior to age 65, with an actuarial reduction to reflect the earlier commencement date. Except for Mr. Howell, all of our named executive officers are eligible to take this early retirement option. For additional information on the valuation assumptions with respect to pensions, refer to Note 11 to our consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2011.

Nonqualified Deferred Compensation

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
J. Patrick Gallagher, Jr.	Age 62 Plan	—	700,000	555,310	—	6,553,520
	Supplemental Plan	100,000	87,750	257,591	—	5,420,431
Douglas K. Howell	Age 62 Plan	—	300,000	89,369	—	2,466,590
	Supplemental Plan	284,447	47,750	126,697	—	1,928,810
James W. Durkin, Jr.	Age 62 Plan	—	300,000	305,067	—	3,795,693
	Supplemental Plan	125,000	50,250	34,430	—	1,378,634
James S. Gault	Age 62 Plan	—	300,000	347,503	—	4,195,712
	Supplemental Plan	25,000	25,000	(33,376)	—	1,821,613
David E. McGurn, Jr.	Age 62 Plan	—	200,000	328,925	—	3,257,347
	Supplemental Plan	27,500	27,500	23,508	—	1,537,299

(1)	Amounts in this column include amounts reported in the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table for 2011. For Mr. Howell, the amount in this column also includes the value of restricted stock units vested in 2011, which he deferred until separation from service. For more information, see also footnote (2) to the “2011 Option Exercises and Stock Vested” table.

(2)	These amounts are included in the “All Other Compensation” column of the Summary Compensation Table.

(3)	Amounts in this column are not included in the Summary Compensation Table. These amounts represent the change in market value on amounts previously deferred under the Supplemental Plan and on our contributions to the Age 62 Plan, based on the actual market-rate returns and dividend equivalents credited to participant accounts for the period January through December 2011. Participants are able to invest their Supplemental Plan account balances among a number of investment options that include various mutual funds, an annuity product and our common stock, and may change such elections on any regular business day. Our contributions to the Age 62 Plan are credited with the actual market-rate returns on the mutual funds on which such contributions are invested or with dividend equivalents on our common stock, as determined by the Compensation Committee, in its sole discretion.

(4)	The Age 62 Plan amounts include amounts also reported as compensation in this and prior years’ Summary Compensation Tables, as follows: Mr. Gallagher—$5,000,000; Mr. Howell—$2,150,000; Mr. Durkin—$2,400,000; Mr. Gault—$3,200,000; and Mr. McGurn—$1,850,000.

All amounts in this table pertain to the Supplemental Plan or the Age 62 Plan. The material terms of the Age 62 Plan are provided above on page 19. Under the Supplemental Plan, which allows certain highly compensated employees to defer amounts on a before-tax basis, employees who have compensation greater than an amount set annually by the IRS may elect to defer up to 90% of their salary and up to 100% of their annual cash incentive payment. We match any deferrals of salary and annual cash incentive payments on a dollar-for-dollar basis up to the lesser of (i) the amount deferred or (ii) 5% of the employee’s regular earnings minus the maximum contribution that we could have matched under the 401(k) Plan. Such employees may also defer restricted stock unit and PUP awards under the Supplemental Plan. Such deferrals are not subject to company matching. Amounts held in the Supplemental Plan accounts are payable as of the employee’s termination of employment, or such other time as the employee elects in advance of the deferral, subject to certain exceptions set forth in IRS regulations.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Change-in-Control Agreements

We provide our named executive officers with change-in-control agreements, which we believe are an important part of their overall compensation. In addition to helping secure their continued dedication to stockholder interests prior to or following a change in control, the Compensation Committee also believes these agreements are important for recruitment and retention, as all or nearly all of our competitors have similar agreements in place for their senior employees. In general, compensation levels under these agreements are separate and unrelated to named executive officers’ overall compensation decisions for a given year.

Double trigger.    Each named executive officer’s change-in-control agreement provides for payments if there is a “Termination” of the individual within 24 months after a “Change in Control” (commonly referred to in combination as a “double trigger”). Under the agreements:

•

A “Change in Control” occurs (i) if a person or group is or becomes the beneficial owner, directly or indirectly, of our securities representing 50% or more of the voting power to elect directors, (ii) if there is a change in the composition of the Board such that within a period of two consecutive years, individuals who at the beginning of such two-year period constitute the Board and any new directors elected or nominated by at least two-thirds of the directors who were either directors at the beginning of the two-year period or were so elected or nominated, cease for any reason to constitute at least a majority of the Board, or (iii) our stockholders approve the sale of all or substantially all of our assets or any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in (i) or (ii) above.

•

A “Termination” means either (i) a termination of employment by us for any reason other than death, physical or mental incapacity or “cause” (defined as gross misconduct or willful and material breach of the change-in-control agreement) or (ii) resignation upon the occurrence of (1) a material change in the nature or scope of the individual’s authorities, powers, functions or duties, (2) a reduction in total compensation, (3) any relocation of the individual’s principal place of employment more than 35 miles from his or her location prior to the Change in Control, (4) a breach of the change-in-control agreement by us or (5) a good faith determination by the individual that as a result of the Change in Control, his or her position is materially affected.

Payments.    Under the change-in-control agreements, each named executive officer subject to Termination within 24 months after a Change in Control is entitled to receive:

•

Severance – two-times salary and annual cash incentive.    A lump sum severance payment equal to salary and annual cash incentive compensation payments for a 24-month period on the basis of a salary rate not less than his annual salary prior to the termination, or if greater, the salary at the time of the Change in Control and the annual cash incentive payment prior to termination or, if greater, the annual cash incentive payment prior to the Change in Control. The severance payment would be made in a lump sum not more than seven days after the date of termination.

•

Excise tax gross-up payments.    Our change-in-control agreements entered into prior to 2008 provide that the named executive officer would be eligible to receive an excise tax “gross-up” payment as defined in Sections 280G and 4999 of the Internal Revenue Code, relating to so-called “excess parachute payments.” However, our change-in-control agreements entered into after 2008 do not contain excise tax gross-ups, and it is our policy not to enter into new change-in-control agreements that contain excise tax gross-ups, or amend existing change-in-control agreements without removing these provisions.

•

Participation in benefit plans.    The change-in-control agreements also provide for continued participation in welfare benefit plans, including medical, dental, life and disability insurance, on the same basis and at the same cost as prior to the Termination, for the shorter of a two-year period or until the individual becomes covered by a different plan with coverage or benefits equal to or greater than the plan provided by us. The agreements also provide for the payment of any unpaid salary and a lump sum cash payment for accumulated but unused vacation.

Other Termination and Change-in-Control Payments

The table below shows potential incremental payments, benefits and equity award accelerations upon termination of our named executive officers. The amounts are determined under existing agreements and plans for various termination scenarios. The amounts assume that the trigger events for all such payments occurred on December 31, 2011 and use the closing price of our common stock on the most recent prior trading day of $33.44. The amounts in the table below do not include the amount of pension or deferred compensation our named executive officers would receive under each termination scenario because these amounts are reflected in the “Pension Benefits” and “Nonqualified Deferred Compensation” tables presented above.

•

Stock options.    Our named executive officers are eligible to exercise their stock options upon termination of employment. If they are terminated with cause they are eligible to exercise all options that are vested at the time of termination. If they voluntarily resign or are terminated without cause and such named executive officer is under the age of 55, the named executive officer may exercise all options that have vested at the time of termination. If a named executive officer is 55 years of age or older, upon a voluntary resignation or termination without cause, (1) such officer immediately vests in all outstanding nonqualified stock options that were granted in 2006 or earlier and may exercise or retain such options through their original expiration date and (2) such officer may exercise or retain through their original expiration date all nonqualified stock options granted after 2007 that have vested as of the date of termination. If a named executive officer is terminated due to death or disability all options vest and they remain outstanding through their original expiration date. In the event of a termination upon a change in control as defined in the relevant equity plan, all options vest immediately and may be exercised through their original expiration date.

•

Restricted stock awards.    All of our named executive officers currently have outstanding restricted stock unit awards. To vest in these awards the named executive officer must either be employed by us when the units vest or be terminated for a reason other than cause. Accordingly, if a named executive officer resigns or is terminated for cause, he or she forfeits the restricted stock units. If the officer is terminated without cause he or she would retain the right to receive shares. If there is a change in control as defined in the relevant equity plan the awards immediately vest. If the named executive officer is terminated because of death or disability the awards immediately vest.

•

PUP awards.    All of our named executive officers have outstanding performance units under our Performance Unit Program. To receive payment under the program, the named executive officer must be employed by us at the time the units vest, except that the units vest and become immediately payable upon a change in control as defined in the plan.

•

Age 62 Plan.    All of our named executive officers participate in the Age 62 Plan. Amounts in this plan vest on the earliest to occur of (1) the date the participant turns 62 (or the one-year anniversary of the date of grant for participants over 61), (2) death, (3) termination of employment because of disability, (4) termination in a manner that grants the person severance pay under our Severance Plan (filed as an exhibit to our Exchange Act filings) and (5) a change in control as defined in the plan. Accordingly, vesting would accelerate under all of the termination scenarios other than a voluntary resignation or a termination for cause.

The table below does not reflect amounts with respect to plans or arrangements generally available to all employees.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Termination with Cause	Termination Without Cause	Death or Disability	Change in Control	Termination Without Cause or Resignation for Good Reason Following Change in Control

J. Patrick Gallagher, Jr.
Severance Pay	$—	$—	$1,000,000	$—	$—	$4,000,000
Stock Options (1)	1,752,912	1,326,062	1,752,912	2,279,374	2,279,374	2,279,374
Restricted Stock Units	—	—	—	844,193	844,193	844,193
PUP Awards	—	—	—	—	2,061,764	2,061,764
Age 62 Plan	—	—	6,553,520	6,553,520	6,553,520	6,553,520
Benefit Plan Participation (2)	—	—	—	—	—	33,197
Excise Tax Gross-Up	—	—	—	—	3,448,377	5,460,134
Total	$1,752,912	$1,326,062	$9,306,432	$9,677,087	$15,187,228	$21,232,182

Douglas K. Howell
Severance Pay	$—	$—	$138,462	$—	$—	$2,400,000
Stock Options	974,355	974,355	974,355	1,536,398	1,536,398	1,536,398
Restricted Stock Units	—	—	—	1,652,739	1,652,739	1,652,739
PUP Awards	—	—	—	—	243,063	243,063
Age 62 Plan	—	—	2,466,590	2,466,590	2,466,590	2,466,590
Benefit Plan Participation (2)	—	—	—	—	—	29,534
Excise Tax Gross-Up	—	—	—	—	2,247,078	3,458,904
Total	$974,355	$974,355	$3,579,407	$5,655,727	$8,145,868	$11,787,228

James W. Durkin, Jr.
Severance Pay	$—	$—	$625,000	$—	$—	$2,500,000
Stock Options (1)	773,028	606,928	773,028	914,868	914,868	914,868
Restricted Stock Units	—	—	—	272,268	272,268	272,268
PUP Awards	—	—	—	—	775,898	775,898
Age 62 Plan (3)	3,795,693	3,795,693	3,795,693	3,795,693	3,795,693	3,795,693
Benefit Plan Participation (2)	—	—	—	—	—	46,469
Excise Tax Gross-Up	—	—	—	—	1,347,485	2,617,598
Total	$4,568,721	$4,402,621	$5,193,721	$4,982,829	$7,106,212	$10,922,794

Executive Benefits and Payments Upon Separation	Voluntary Termination	Termination with Cause	Termination Without Cause	Death or Disability	Change in Control	Termination Without Cause or Resignation for Good Reason Following Change in Control

James S. Gault
Severance Pay	$—	$—	$700,000	$—	$—	$2,800,000
Stock Options (1)	1,024,499	808,999	1,024,499	1,186,893	1,186,893	1,186,893
Restricted Stock Units	—	—	—	320,589	320,589	320,589
PUP Awards	—	—	—	—	942,155	942,155
Age 62 Plan	—	—	4,195,712	4,195,712	4,195,712	4,195,712
Benefit Plan Participation (2)	—	—	—	—	—	46,956
Excise Tax Gross-Up	—	—	—	—	2,158,799	3,578,799
Total	$1,024,499	$808,999	$5,920,211	$5,703,194	$8,804,148	$13,071,104

David E. McGurn
Severance Pay	$—	$—	$550,008	$—	$—	$1,950,016
Stock Options (1)	720,685	720,685	720,685	1,046,115	1,046,115	1,046,115
Restricted Stock Units	—	—	—	254,378	254,378	254,378
PUP Awards	—	—	—	—	739,911	739,911
Age 62 Plan	—	—	3,257,347	3,257,347	3,257,347	3,257,347
Benefit Plan Participation (2)	—	—	—	—	—	46,469
Excise Tax Gross-Up	—	—	—	—	2,100,810	3,095,936
Total	$720,685	$720,685	$4,528,040	$4,557,840	$7,398,561	$10,390,172

(1)	A substantial portion of the values shown represent awards that have already vested.
(2)	Represents the lump sum present value of two years of benefits as described above under “Participation in benefit plans”.
(3)	Mr. Durkin is fully vested in these awards.

DIRECTOR COMPENSATION

The Board sets the amount and form of director compensation based upon recommendations made by the Nominating/Governance Committee. Mr. Gallagher receives no additional compensation for his service as a director. A substantial portion of each non-employee director’s total annual compensation consists of equity grants, in the form of restricted stock units and/or stock options. Under our stock ownership guidelines, directors are required to own an amount of our common stock with a value equal to three times the cash portion of the annual director retainer. On May 10, 2011, each non-employee director was granted restricted stock units with respect to 2,500 shares of common stock, which vest on the first anniversary of the date of grant (or immediately upon a director’s departure from the Board). Under the 2011 Long-Term Incentive Plan, each non-employee director may also elect to receive a stock option in lieu of all or part of the annual cash retainer otherwise payable to such director for Board and committee service. In 2011, the annual cash retainer was $90,000. In addition, during the first quarter only, each non-employee director received $1,000 for each in-person and $500 for each teleconference Board or committee meeting attended (with only one attendance fee paid for multiple meetings on the same day). These individual meeting fees were discontinued following the first quarter of 2011.

Committee Chairs receive additional annual fees as follows: $15,000 for the Audit Committee, $10,000 for the Compensation Committee and $7,500 for the Nominating/Governance Committee. Directors are reimbursed for travel and accommodation expenses incurred in connection with attending Board and committee meetings. In addition, each director was eligible in 2011 to participate in a matching charitable gift program through The Arthur J. Gallagher Foundation, which makes a matching contribution of up to $1,000 to charitable organizations on behalf of an individual.

Director Deferral Plan.    Directors may elect to defer all or a portion of their annual cash retainer or restricted stock units under our Deferral Plan for Nonemployee Directors (Director Deferral Plan). Deferred cash retainers and restricted stock units are converted to notional stock units, which are credited with dividend equivalents when dividends are paid on our common stock. Deferred restricted stock units are distributed in the form of common stock, and deferred cash retainers and accrued dividend equivalents are distributed in cash, at a date specified by each director or upon such director’s departure from the Board.

Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
William L. Bax	103,000	73,650	—	7,900	184,550
Frank E. English, Jr.	88,750	73,650	—	2,900	165,300
Ilene S. Gordon	98,000	73,650	—	6,900	178,550
Elbert O. Hand	88,750	73,650	—	7,900	170,300
David S. Johnson	96,125	73,650	—	7,900	177,675
Kay W. McCurdy	89,250	73,650	—	7,900	170,800
Norman L Rosenthal	89,250	73,650	—	7,900	170,800
James R. Wimmer	90,500	73,650		7,900	172,050
Total	743,625	589,200	—	57,200	1,390,025

(1)	This column represents the full grant date fair value of restricted stock awards granted in 2011 in accordance with FASB ASC Topic 718, Compensation—Stock Compensation, except that in accordance with SEC rules, any estimate for forfeitures is excluded from, and does not reduce, such amounts. For additional information on the valuation assumptions with respect to awards of restricted stock units, refer to Note 10 to our consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2011. Each director had 2,500 unvested restricted stock units outstanding as of December 31, 2011.

(2)	The directors did not receive stock option awards in 2011. The number of unexercised option awards (vested or unvested) outstanding as of December 31, 2011 for each director listed above was as follows: Mr. Bax—18,750; Mr. English—9,375; Ms. Gordon—122,750; Mr. Hand—95,250; Mr. Johnson—68,750; Ms. McCurdy—33,249; Dr. Rosenthal—18,750 and Mr. Wimmer—136,054. Some of these options were previously issued under our 1989 Non-Employee Directors’ Stock Option Plan, which was replaced by the 2011 Long-Term Incentive Plan.

(3)	Includes dividends paid on shares outstanding as of December 31, 2011 related to unvested restricted stock awards for each director and matching contributions made to charitable organizations on behalf of the director by The Arthur J. Gallagher Foundation. Matching contributions of $1,000 were made for each director other than Ms. Gordon.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related party transactions approval policy

We have adopted written policies and procedures for the review and approval or ratification of any “related party transaction,” defined as any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees, 5% stockholders (or their immediate family members) or any entity with which any of the foregoing persons is an employee, general partner, principal or 5% stockholder, each of whom is referred to as a “related person,” has a direct or indirect interest as set forth in Item 404 of Regulation S-K, as promulgated by the SEC. The policy provides that management must present to the Nominating/Governance Committee each related party transaction for the Committee’s review and approval (other than related party transactions involving director and executive officer compensation matters, certain ordinary course transactions, transactions involving competitive bids or rates fixed by law, and transactions involving services as a bank depository, transfer agent or similar services). The Committee must review the relevant facts and circumstances of the transaction, including if the transaction is on terms comparable to those that could be obtained in arms’-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics, and either approve or disapprove the related party transaction. If advance approval of a related party transaction requiring the Committee’s approval is not feasible, the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the Committee, subject to ratification by the Committee at its next regularly scheduled meeting. No director may participate in approval of a related party transaction for which he or she is a related party.

Related Party Transactions

Employment arrangements.    Since the beginning of fiscal 2011, we have engaged in the following related party transactions with immediate family members of some of our directors and executive officers, in each case on terms commensurate with that of other employees with equivalent qualifications and responsibilities and holding similar positions:

•	A sister of Mr. Gallagher is the head of a specialty sales unit within our brokerage segment, and received total compensation of $467,273 in 2011.

•	A brother of Mr. Gallagher is a vice president and one of five regional managers within our brokerage segment, and received total compensation of $1,168,264 in 2011.

•	A brother-in-law of Mr. Gallagher is a vice president of administration and development within our brokerage segment, and received total compensation of $474,208 in 2011.

•

A son of Mr. Gallagher is a producer within our brokerage segment, and received total compensation of $1,253,003 in 2011 (including cost-of-living adjustments and other expenses related to working overseas).

•

A brother of Mr. Durkin is the manager of a local sales office within our brokerage segment, and received total compensation of $718,853 in 2011. In addition, in 2008, he received two loans from the company totaling $325,000 and bearing annual interest at 3.2%, and in 2010, he received another loan from the company for $65,000 and bearing annual interest at 3.0%. No principal or interest was paid on these loans during 2011, and a portion of principal and interest was forgiven by the company (such amount is included in his compensation figure above). As of December 31, 2011, $181,805 was outstanding under these three loans.

Advanced Group.    In 2011, we paid $182,340 to Advanced Group for certain temporary personnel-related services. A brother of Mr. Gallagher has an ownership interest in Advanced Group. We engaged Advanced Group in the ordinary course of business in accordance with our normal procedures for engaging service providers and on terms no less favorable than those that could be obtained from unaffiliated third parties.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below presents information concerning beneficial ownership of our common stock as of March 12, 2012 by: (i) each person we know to be the beneficial owner of more than 5% of our outstanding shares of common stock; (ii) each of our named executive officers, directors and director nominees; and (iii) all of our executive officers and directors as a group.

The percentage calculations in this table are based on a total of 117,371,268 shares of our common stock outstanding as of March 12, 2012. Unless otherwise indicated below, to our knowledge, the individuals and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. In addition, unless otherwise indicated, the address for all persons named below is c/o Arthur J Gallagher & Co., The Gallagher Centre, Two Pierce Place, Itasca, Illinois 60143.

Name	Shares of Common Stock		Common Stock Issuable Within 60 Days			Total Beneficial Ownership	Percent of Common Stock Outstanding
			Stock Options (1)	Unvested /Deferred Restricted Stock Units (2)
5% Stockholders

Capital Research Global Investors (3)	13,348,237		N/A	N/A		13,348,237	11.4%
333 South Hope Street Los Angeles, CA 90071

BlackRock, Inc. (4)	8,804,891		N/A	N/A		8,804,891	7.5%
40 East 52nd Street New York, NY 10022

Capital World Investors (3)	6,000,000		N/A	N/A		6,000,000	5.1%
333 South Hope Street Los Angeles, CA 90071

NEOs, directors and nominees

J. Patrick Gallagher, Jr.	651,099	(5)	287,335	—		938,434	*

James W. Durkin, Jr.	340,102	(6)	116,527	—		456,629	*

James S. Gault	68,826	(7)	124,953	—		193,779	*

Douglas K. Howell	35,818		169,149	11,490	(8)	216,457	*

David E. McGurn, Jr.	128,774	(9)	135,687	—		264,461	*

William L. Bax	21,470		18,750	2,500		42,720	*

Frank E. English, Jr.	13,245		9,375	2,500		25,120	*

Ilene S. Gordon	19,245		121,750	2,500		143,495	*

Elbert O. Hand	18,826		95,250	2,500		116,576	*

David S. Johnson	16,545		68,750	2,500		87,795	*

Kay W. McCurdy	18,245		33,249	2,500		53,994	*

Norman L. Rosenthal	11,825	(10)	18,750	2,500		33,075	*

James R. Wimmer	24,985	(11)	136,054	2,500		163,539	*

All directors and executive officers as a group (17 people)	1,415,766		1,437,975	31,490		2,885,231	2.4%

*	Less than 1%

(1)

All non-employee director stock options are immediately exercisable upon a director’s departure from the Board under most circumstances, and are included because a director could depart the Board at his or her discretion and acquire rights to the underlying stock within 60 days. Stock options granted to executive officers prior to 2007 are immediately exercisable upon the departure of an executive officer that has reached the age of 55, and therefore, for these officers (Messrs. Gallagher, Durkin, Gault and McGurn), such options are included because they could depart the company at their discretion and acquire rights to the underlying stock within 60 days. Stock options granted to executive officers beginning in 2007 are forfeited upon an officer’s departure, and are included only to the extent exercisable within 60 days pursuant to their vesting schedules.

(2)	All non-employee director unvested restricted stock and restricted stock units vest immediately upon a director’s departure from the Board, and are included because a director could depart the Board at his or her discretion and acquire rights to the underlying stock within 60 days.

(3)	Information, other than percentages, obtained from Schedules 13G filed by Capital Research Global Investors and Capital World Investors on February 14, 2012 and February 10, 2012, respectively. Capital Research Global Investors and Capital World Investors are divisions of Capital Research and Management Company (CRMC), which manages equity assets for various investment companies through these two divisions. These divisions generally function separately from each other with respect to investment research activities and they make investment decisions and proxy voting decisions for the investment companies on a separate basis. Each of Capital Research Global Investors and Capital World Investors is deemed to be the beneficial owner of their respective number of shares included in the table because CRMC acts as an investment adviser to various investment companies registered with the SEC under the Investment Company Act of 1940.

(4)	Share total obtained from a Schedule 13G filed on February 13, 2012 by BlackRock, Inc.

(5)	Includes 186,500 shares held in trust for the benefit of his children by his wife, Anne M. Gallagher, and another, as trustees, and over which he has shared voting and shared investment power; 113,814 shares held in a revocable trust of which his wife is the sole trustee and over which he has no voting or investment power; 150,000 shares held by Elm Court LLC, a limited liability company of which the voting LLC membership interests are owned by Mr. Gallagher and the non-voting LLC membership interests are owned by a grantor retained annuity trust of which Mr. Gallagher is the trustee; and 92,000 shares held in The Arthur J. Gallagher Foundation, a private charitable foundation of which Mr. Gallagher is a trustee with shared voting and investment control over such shares.

(6)	Includes 59,482 shares under the Age 62 Plan that fully vested when Mr. Durkin reached age 62 during 2011. Pursuant to his distribution election, he will receive such shares after he departs the company. Under the terms of the plan, Mr. Durkin currently has no voting or investment power over these shares.

(7)	Includes 56,000 shares held by his wife, over which he has shared voting power.

(8)	Restricted stock units deferred upon vesting under our Supplemental Plan (see page 25). Delivery of these shares was deferred until separation from service, and they are included because Mr. Howell could depart the company at his discretion and acquire rights to the underlying stock within 60 days.

(9)	Includes 56,652 shares in a trust in Mr. McGurn’s name over which he has shared voting and investment control with his wife as co-trustee, 61,575 shares held in a trust in his wife’s name over which he has shared voting and investment control with his wife as co-trustee, and 5,848 shares held by his daughter sharing his household.

(10)	Includes 2,500 shares held in a joint brokerage account with Caryl G. Rosenthal and 2,000 shares held in a joint brokerage account with Marisa F. Rosenthal. Dr. Rosenthal has shared voting and investment power with respect to these shares.

(11)	Includes 3,000 shares held by his wife.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers, directors and 10% stockholders are required under the Exchange Act to file reports of ownership and changes in ownership with the SEC and the NYSE. Copies of these reports must also be furnished to us. Based on a review of copies of Forms 3, 4 and 5 furnished to us or filed with the SEC, or written representations that no additional reports were required, we believe that our executive officers, directors and 10% stockholders have complied with all Section 16(a) filing requirements, except that, due to an inadvertent administrative error, Mr. Bax, a director, failed to file Form 5s in 2009, 2010 and 2011 to reflect small numbers of shares acquired during each of those years through a broker-administered automatic dividend reinvestment program. A total of 1,259 shares were acquired through this reinvestment program from April 2008 through July 2011 at a weighted average price of $24.59 per share. These shares were reflected in Mr. Bax’s share totals in a Form 5 filed on February 14, 2012.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2011 regarding the number of shares of our common stock that may be issued under our equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	10,925,318	(1)	$27.20	(2)	7,224,602	(3)
Equity compensation plans not approved by security holders (4)	380,197	(5)	27.53	(2)	—
Total	11,305,515		27.20	(2)	7,224,602

(1)	This amount includes the following:
•	10,521,783 shares that may be issued in connection with outstanding stock options; and
•	403,535 unvested restricted stock units.

(2)	Indicates the weighted average exercise price of the outstanding stock options included in column (a).

(3)	This amount includes the following:
•	6,134,034 shares available under the 2011 Long-Term Incentive Plan; and
•	1,090,568 shares available under our Employee Stock Purchase Plan.

(4)	Set forth below are equity compensation plans not approved by stockholders, under which we have outstanding awards:
•

The Restricted Stock Plan.    All of our directors, officers and employees were eligible to receive awards under the plan, which provided for the grant of contingent rights to receive shares of our common stock. Awards under the plan were granted at the discretion of the Compensation Committee. Each award granted under the plan represents the right of the holder of the award to receive shares of our common stock, cash or a combination of shares and cash, subject to the holder’s continued employment with us for a period of time after the grant date of the award. The Compensation Committee determined each recipient of an award under the plan, the number of shares of common stock subject to such an award and the period of continued employment required for the vesting of such award.

•

The United Kingdom Incentive Stock Option Plan (the UK Plan).    The UK Plan, which became effective in 1986 and expired in 2008, allowed us to grant stock options eligible for beneficial tax treatment under U.K. law to officers and key employees resident in the United Kingdom. The Option Committee, and later the Compensation Committee, determined which employees received options, the number of options granted, and the terms and conditions of the options including exercise dates, limitations on exercise and price and payment terms, and any annual sale limitations with respect to shares acquired upon exercise of options.

(5)	This amount includes the following:
•	38,736 shares that may be issued in connection with outstanding stock options under the UK Plan; and
•	341,461 unvested restricted stock units under the Restricted Stock Plan.

AUDIT COMMITTEE REPORT

The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of our financial statements, risk assessment and risk management, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee manages our relationship with our independent registered public accounting firm and is responsible for the appointment, retention, termination and compensation of the independent auditor.

Our management is responsible for the preparation, presentation and integrity of our consolidated financial statements, our accounting and financial reporting principles, and internal controls designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our consolidated financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles and for auditing the effectiveness of our internal controls over financial reporting. The Audit Committee monitors our financial reporting process and reports its findings to the Board.

The Audit Committee carried out its duties and responsibilities, including the following specific actions:

•

Reviewed and discussed with management and the independent registered public accounting firm our audited consolidated financial statements as of and for the fiscal year ended December 31, 2011 and our internal control over financial reporting as of December 31, 2011;

•

Reviewed and discussed with the independent registered public accounting firm all matters required to be discussed by the standards of the Public Company Accounting Oversight Board (PCAOB), including those described in Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended; and

•

Obtained the written disclosures and letter from the independent registered public accounting firm regarding its communications with the Audit Committee concerning independence as required by the applicable requirements of the PCAOB, including the requirements under PCAOB Rule 3526, and discussed with the independent registered public accounting firm any relationship that may impact their objectivity and independence.

Based on these reviews and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC.

AUDIT COMMITTEE

William L. Bax (Chair)

Frank E. English, Jr.

Norman L. Rosenthal

James R. Wimmer

PROPOSALS REQUIRING A STOCKHOLDER VOTE

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

Upon the recommendation of the Nominating/Governance Committee, the Board has nominated each of the nine individuals listed under “Board of Directors and Corporate Governance” beginning on page 5. Each of the nominees currently serves on the Board and has consented to serve for a new term if elected.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

(Item 2 on the Proxy Card)

The Audit Committee has considered the qualifications of Ernst & Young LLP and has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. The Board wishes to obtain stockholders’ ratification of the Audit Committee’s action in such appointment. A resolution ratifying the appointment will be offered at the Annual Meeting. If the selection of Ernst & Young is not ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm for the following year. Because of the difficulty and expense of making any substitution of an independent registered public accounting firm so long after the beginning of the current year, it is contemplated that the appointment for the year 2012 will stand unless the Board finds other good reason for making a change.

Principal Accountant Fees and Services

The following is a summary of the fees billed to us by Ernst & Young LLP for professional services rendered for the fiscal years ended December 31, 2011 and 2010:

	2011	2010
Audit Fees	$2,548,000	$1,868,000
Audit-Related Fees	1,466,000	498,000
Tax Fees	2,335,000	1,446,000
All Other Fees	6,000	6,000

Totals	$6,355,000	$3,818,000

Fees for audit services include fees associated with the annual audit of our company and our subsidiaries and the effectiveness of internal control over financial reporting, the review of our quarterly reports on Form 10-Q and annual report on Form 10-K, and statutory audits required internationally. These fees were higher in 2011 due in large part to audits related to Heath Lambert. Audit-related fees principally include due diligence in connection with acquisitions, audits in connection with our employee benefit plans, issuance of service auditor reports (SAS 70) related to operations at one of our subsidiaries and advisory work related to our compliance with foreign statutory requirements. Audit-related fees were higher in 2011 due in large part to the significant amount of due diligence related to our acquisition of Heath Lambert. Tax fees include tax compliance, tax advice and tax planning related to Federal, state and international tax matters, and were higher in 2011 due in part to increased activity related to our clean energy investments, as well as a higher overall level of activity related to state regulatory matters. All other fees principally include fees for access to an online accounting and tax information database.

All audit services, audit-related services, tax services and other services for fiscal years 2011 and 2010 were pre-approved by the Audit Committee. It is the policy of the Audit Committee to pre-approve the engagement of the independent registered public accounting firm before we engage such accountant to render audit or other permitted non-audit services. The Audit Committee has adopted procedures for pre-approving all audit and permitted non-audit services provided by our independent registered public accounting firm. The Audit Committee annually pre-approves a list of specific services and categories of services, subject to a specified cost level. Part of this approval process includes making a determination as to whether permitted non-audit services are consistent with the SEC’s rules on auditor independence. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for the types of services that the independent registered public accounting firm has historically been retained to perform related to integrated audit and other recurring services, subject to reporting any such approvals at the next Audit Committee meeting.

A representative of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if the representative so desires.

THE BOARD AND AUDIT COMMITTEE RECOMMEND THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

ADVISORY VOTE ON THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

(Item 3 on the Proxy Card)

Pursuant to Section 14A of the Securities Exchange Act, we are asking our stockholders to vote, on a non-binding, advisory basis, on the compensation of our named executive officers, as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. Our stockholders are given the opportunity to vote, on a non-binding, advisory basis, on say-on-pay proposals annually, with the next opportunity to vote on such a proposal being the 2013 Annual Meeting of Stockholders.

Compensation Program and Philosophy

We believe that our compensation program for named executive officers is structured in the best manner possible to support our company and business objectives, as well as to support our culture and traditions developed over the past 80 years. We believe our program strikes the appropriate balance between using responsible, measured pay practices and effectively motivating our executives to dedicate themselves fully to value creation for our stockholders. Evidence of this balance includes the following:

•

We tie annual cash incentives to company and/or business unit performance and achievement of individual performance, operating and risk management goals. Annual cash incentives are targeted at 100% of base salary and capped at 150% of target.

•	Over half of the compensation of our named executive officers is provided through incentive plans approved by stockholders.
•

Performance Unit Program awards are earned based on our financial performance during the year of grant, and final payouts are based on our stock price after the third year (subject to a 50%-150% collar).

•

Our restricted stock awards cliff vest on a four-year cycle. Under our 2011 Long-Term Incentive Plan, restricted stock awards and stock options will both be subject to a minimum three-year period before any portion of the award can vest.

•	We do not have employment agreements or guaranteed bonuses with any of our named executive officers.
•	Our named executive officers receive minimal perquisites and no related tax gross ups.
•

Our change-in-control agreements contain a “double trigger” for severance payments. While our change-in-control agreements prior to 2008 do provide excise tax gross ups, we eliminated this practice beginning in 2008. In addition, we adopted a policy that we will not amend any existing agreements without removing the excise tax gross-up.

•

We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity, as a market check to ensure that our compensation program is consistent with prevailing market practices.

•	We have a “clawback” policy under which named executive officers may be required to return incentive compensation payments if our financial statements are restated.

Fiscal 2011 Compensation

The economic downturn continued to provide us with significant challenges in 2011. We maintained our focus on growing our core businesses, executing our acquisition strategy, and controlling expenses. As a result, we achieved revenue growth of 17.7% and EBITAC growth of 11.3%. In addition, over the past three years, a period marked by a deep economic recession and declining insurance premiums and exposure units, we increased EBITAC by a compound annual growth rate of 10.7% and revenue by a compound annual growth rate of 8.4%. Our performance during this period was reflected in our total stockholder return (including dividends), which grew by a compound annual growth rate of 14.6% (versus 9.9% for other publicly traded insurance brokers). Based on this strong performance, as described in more detail in our Compensation Discussion and Analysis beginning on page 10, the Compensation Committee approved the following compensation actions for fiscal 2011:

•	No Adjustments to Base Salary. None of our named executive officers received an increase in base salary during the year.
•

Annual Cash Incentive Compensation Payments.    Performance-based cash incentive payments were made in fiscal 2011 as a result of company and business unit financial performance and achievement of individual performance goals.

•	Performance Unit Program. 94.2% of the performance units provisionally awarded in 2011 were earned based on 2011 results, reflecting our strong performance during the year.

In addition to the above summary, stockholders are encouraged to read our Compensation Discussion and Analysis beginning on page 10.

Recommendation

The Board strongly endorses our compensation program for named executive officers and recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the compensation of the named executive officers of Arthur J. Gallagher & Co., as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and the related narrative, is hereby APPROVED.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS SET FORTH IN THIS PROXY STATEMENT

OTHER MATTERS

We know of no other matters to be presented for action at the meeting. If any other matters are properly presented for action, they will be acted upon by the proxy holders according to their best judgment and in a manner consistent with our policies.

Dated: March 23, 2012

By Order of the Board of Directors

WALTER D. BAY

Secretary

THE GALLAGHER CENTRE TWO PIERCE PLACE ITASCA, IL 60143-3141

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 7, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 7, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M41145-P21779 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARTHUR J. GALLAGHER & CO.
The Board of Directors recommends you vote FOR the following:

The Board of Directors recommends you vote
1. Election of Directors	For	Against	Abstain	FOR proposals 2 and 3:	For	Against	Abstain
1a. William L. Bax 1b. Frank E. English, Jr. 1c. J. Patrick Gallagher, Jr. 1d. Ilene S. Gordon 1e. Elbert O. Hand 1f. David S. Johnson 1g. Kay W. McCurdy 1h. Norman L. Rosenthal 1i. James R. Wimmer	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	2. Ratification of the Appointment of Independent Auditor. 3. Advisory vote to approve named executive officer compensation.	☐	☐	☐
					☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M41146-P21779

ARTHUR J. GALLAGHER & CO.

Annual Meeting of Stockholders

May 8, 2012 9:00 AM (CDT)

This proxy is solicited by the Board of Directors

The undersigned hereby appoints J. Patrick Gallagher, Jr. and Walter D. Bay, each of whom is an officer of Arthur J. Gallagher & Co., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ARTHUR J. GALLAGHER & CO. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, CDT on May 8, 2012, at The Gallagher Centre, Two Pierce Place, Itasca, IL 60143, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side